UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

Corporate Website: www.weightwatchersinternational.com

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 6, 2014

The 2014 Annual Meeting of Shareholders of Weight Watchers International, Inc. (the “Company”) will be held at its corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 6, 2014, at 10:00 a.m. Eastern Time (the “2014 Annual Meeting”), to consider and act upon each of the following matters:

1.	The election of the three nominees named in the attached Proxy Statement as members of the Board of Directors to serve for a three-year term as Class I directors;

2.	The election of the one nominee named in the attached Proxy Statement as a member of the Board of Directors to serve for a two-year term as a Class III director;

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014;

4.	The approval of the Company’s 2014 Stock Incentive Plan;

5.	The advisory vote to approve named executive officer compensation; and

6.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

These items of business are more fully described in the attached Proxy Statement. Only shareholders of record at the close of business on March 25, 2014, the record date, are entitled to notice of, and to vote at, the 2014 Annual Meeting and at any adjournments or postponements of the 2014 Annual Meeting.

By Order of the Board of Directors

Debra Cotter

Secretary

New York, New York

April 3, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2014 ANNUAL MEETING OF SHAREHOLDERS, PLEASE VOTE BY USING THE INTERNET OR TELEPHONE BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

WEIGHT WATCHERS INTERNATIONAL, INC.

675 Avenue of the Americas, 6th Floor

New York, New York 10010

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 6, 2014

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the 2014 Annual Meeting of Shareholders to be held at the company’s corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 6, 2014, at 10:00 a.m. Eastern Time. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2014 Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 3, 2014.

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BASIS OF PRESENTATION

Weight Watchers International, Inc. is a Virginia corporation with its principal executive offices in New York, New York. In this Proxy Statement unless the context indicates otherwise: “we”, “us”, “our” and the “Company” refer to Weight Watchers International, Inc. and all of its businesses consolidated for purposes of its financial statements; “Weight Watchers International” and “WWI” refer to Weight Watchers International, Inc. and all of the Company’s businesses other than WeightWatchers.com; “WeightWatchers.com” refers to WeightWatchers.com, Inc. and all of the Company’s Internet-based businesses; “NACO” refers to our North American Company-owned meeting operations; “WWI Asia Pacific” refers to our Company-owned meeting operations in Asia, Australia and New Zealand; and “Artal” refers to Artal Group S.A. together with its parents and its subsidiaries. Our fiscal year ends on the Saturday closest to December 31st and consists of either 52- or 53-week periods. In this Proxy Statement:

•	“fiscal 2011” refers to our fiscal year ended December 31, 2011;

•	“fiscal 2012” refers to our fiscal year ended December 29, 2012;

•	“fiscal 2013” refers to our fiscal year ended December 28, 2013;

•	“fiscal 2014” refers to our fiscal year ended January 3, 2015; and

•	“fiscal 2015” refers to our fiscal year ended January 2, 2016.

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INFORMATION ABOUT THE 2014 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

The Board of Directors of Weight Watchers International, Inc. is soliciting proxies for the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”), to be held at our corporate headquarters at 675 Avenue of the Americas, 6th Floor, New York, New York 10010 on Tuesday, May 6, 2014, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. You may obtain directions to the 2014 Annual Meeting by contacting our investor relations department at 212-589-2713. This Proxy Statement and the accompanying proxy card contain information about the items shareholders will vote on at the 2014 Annual Meeting. It is anticipated that this Proxy Statement and the accompanying proxy card will first be mailed to shareholders on or about April 3, 2014.

Who is entitled to vote?

As of the close of business on March 25, 2014 (such date and time, the “Record Date”), there were 56,426,831 shares of common stock, no par value per share, of the Company (the “Common Stock”) outstanding. If you are a shareholder of record or a beneficial owner of Common Stock on the Record Date, you are entitled to receive notice of and to vote at the 2014 Annual Meeting and at any and all adjournments or postponements of the 2014 Annual Meeting. You are entitled to one vote for each share of Common Stock you hold as a shareholder of record or as beneficial owner for each matter presented for vote at the 2014 Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by or on behalf of the Company. As the shareholder of record, you have the right to grant your proxy to the persons named in the enclosed proxy card or to vote in person at the 2014 Annual Meeting. The Company has enclosed a proxy card for you to use.

If your shares are held in a bank, brokerage or trustee account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded by a bank, broker, trustee or other nominee to you together with a voting instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

If you are a shareholder of record, you may vote in person at the 2014 Annual Meeting. We will give you a ballot when you arrive at the 2014 Annual Meeting. If you do not wish to vote in person or if you will not be attending the 2014 Annual Meeting, you may vote as follows:

1. Over the Internet: go to www.investorvote.com/WTW;

2. By telephone: call 1-800-652-VOTE (8683) (toll-free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect); or

3. By mail: complete, sign and date and promptly mail the enclosed proxy card in the enclosed envelope (postage-prepaid for mailing in the United States).

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote and are also invited to attend the 2014 Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the 2014 Annual Meeting unless you obtain and present at the 2014 Annual Meeting a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the 2014 Annual Meeting. Your bank, broker, trustee or other nominee will send you separate instructions describing the procedure for voting your shares in person.

If you do not wish to vote in person at the 2014 Annual Meeting, you may vote by providing voting instructions to your bank, broker, trustee or other nominee. Subject to and in accordance with the instructions provided by your bank, broker, trustee or other nominee, you may vote in one of the following manners: over the Internet, by telephone or by mail.

Why is there information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we provide access to our proxy materials over the Internet.

How can I get access to the proxy materials over the Internet?

You can view our proxy materials for the 2014 Annual Meeting on the Internet on our website at www.weightwatchersinternational.com.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or if you sign and return the enclosed proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2014 Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We encourage you to provide voting instructions to the organization that holds your shares. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker non-vote”. Under current NYSE rules, Proposal 1 (Election of Class I Directors), Proposal 2 (Election of Class III Director), Proposal 4 (Approval of the 2014 Stock Incentive Plan) and Proposal 5 (Advisory Vote to Approve Named Executive Officer Compensation) are considered non-routine matters.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your voting instructions before the proposals are voted on at the 2014 Annual Meeting:

1. If you are a shareholder of record, by (a) voting on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the 2014 Annual Meeting will be counted), (b) timely delivering a written revocation or a valid, later-dated proxy to the Corporate Secretary of the Company at the address of the Company’s principal executive offices, or (c) attending the 2014 Annual Meeting and voting in person (attendance at the 2014 Annual Meeting will not itself revoke a proxy); or

2. If you are a beneficial owner of shares held in street name, by submitting new voting instructions by contacting your bank, broker, trustee or other nominee, or as otherwise provided in the instructions provided to you by your bank, broker, trustee or other nominee.

How many shares must be present or represented to constitute a quorum for the 2014 Annual Meeting?

The presence, in person or represented by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the 2014 Annual Meeting constitutes a quorum. A quorum is necessary in order to conduct business at the 2014 Annual Meeting. Abstentions, withheld votes in the election of directors and broker shares that include broker non-votes are counted as present for purposes of determining a quorum. If a quorum is not present, the Company expects that the 2014 Annual Meeting will be rescheduled for a later date.

What is the voting requirement to approve each of the proposals?

Proposals 1 and 2—Election of Class I and Class III Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the 2014 Annual Meeting. A withhold vote in the election of directors will have the same effect as an abstention. Neither a withhold vote nor a broker non-vote will affect the outcome of the election of directors.

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm. The selection of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for fiscal 2014 will be ratified if the votes cast, in person or by proxy, at the 2014 Annual Meeting “for” ratification exceed the number of votes cast “against” ratification. Abstentions will have no effect on this proposal.

Proposal 4—Approval of the 2014 Stock Incentive Plan. The affirmative vote of a majority of votes cast, in person or by proxy, at the 2014 Annual Meeting is required for approval of the 2014 Stock Incentive Plan (the “2014 Plan”). In determining whether this proposal received the requisite number of affirmative votes, abstentions are considered votes cast and will have the same effect as a vote cast “against” this proposal. Broker non-votes are not considered votes cast and will have no effect on this proposal.

Proposal 5—Advisory Vote to Approve Named Executive Officer Compensation. The advisory approval every three years of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules requires that the votes cast, in person or by proxy, at the 2014 Annual Meeting “for” this proposal exceed the number of votes cast “against” this proposal. Neither an abstention nor a broker non-vote will affect the outcome of the vote on this proposal.

Other Matters. Any other matters that may properly come before the 2014 Annual Meeting will generally require that the votes cast “for” must exceed the votes cast “against”. If any other matter not discussed in this Proxy Statement properly comes before the 2014 Annual Meeting upon which a vote may be taken, shares represented by all proxies received by the Company will be voted on that matter in accordance with the discretion of the persons named as proxies. Abstentions will have no effect on the proposal to approve any such other matter.

Proposals 3 and 5 are advisory votes and not binding on the Company.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that you vote your shares “FOR” the election of each of the director nominees to the Board of Directors (Proposal 1 and Proposal 2); “FOR” the ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm for fiscal 2014 (Proposal 3); “FOR” the approval of the 2014 Plan (Proposal 4); and “FOR” the advisory approval of the compensation of our named executive officers (Proposal 5).

How are votes counted?

Representatives of the Company’s transfer agent, Computershare Trust Company, N.A., will tabulate the vote and act as Inspector of Election. The vote will be certified by the Company’s Inspector of Election. Except as necessary to meet legal requirements, proxies and ballots that identify the vote of individual shareholders will be kept confidential in cases where shareholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the Inspector of Election, but such tallies will provide aggregate figures rather than names of shareholders.

Who will bear the cost of soliciting votes for the 2014 Annual Meeting?

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials sent by the Company to shareholders. The Company will reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy-soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies on the Company’s behalf by telephone, e-mail, facsimile or personal interviews.

How can interested parties communicate with the Board of Directors?

Any interested person who wants to communicate with the Board of Directors or any individual director can write to them at Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. In any such communication, such person may also designate a particular audience, including the Chairman of the Board of Directors, a committee of the Board of Directors, such as the Audit Committee, the non-management directors as a group, or the director designated to preside over the meetings of the non-management directors. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board of Directors meeting, a member of management will present a summary of communications, if any, received since the last meeting that were not forwarded to the director or directors to whom they were addressed, other than communications that are primarily commercial in nature or relate to improper or irrelevant topics, and shall make those communications available to the Board of Directors upon request.

Our Board of Directors encourages interested persons who want to communicate directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Interested persons can send communications by mail to: Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010. Such correspondence received addressed to our independent directors will be reviewed by our Corporate Secretary or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that our Corporate Secretary otherwise determines requires their attention. Our independent directors may at any time review a log of all correspondence received by the Company that is addressed to the independent members of the Board of Directors and request copies of any such correspondence.

When do we anticipate mailing the proxy materials to shareholders?

It is anticipated that this Proxy Statement and the accompanying proxy card will be first mailed to shareholders on or about April 3, 2014.

Important Notice Regarding the Availability of Proxy Materials

for the 2014 Annual Meeting of Shareholders to Be Held on May 6, 2014

The Proxy Statement and the Annual Report to Shareholders are

available at www.weightwatchersinternational.com.

PROPOSALS 1 AND 2

ELECTION OF CLASS I AND CLASS III DIRECTORS

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases subject to election and qualification of their successors or until the earlier of their death, resignation or removal). The following individuals are our current directors and serve for the terms indicated:

Class I Directors (term expiring in 2014)

Raymond Debbane

Cynthia Elkins

Jonas M. Fajgenbaum

Class II Directors (term expiring in 2015)

Marsha Johnson Evans

Sacha Lainovic

Christopher J. Sobecki

Class III Directors (term expiring in 2016)

Steven M. Altschuler

Philippe J. Amouyal

James R. Chambers

The Board of Directors has nominated for election at the 2014 Annual Meeting as Class I directors, to serve until the 2017 annual meeting of shareholders and until their successors have been duly elected and qualified, the following slate of three nominees: Raymond Debbane, Cynthia Elkins and Jonas M. Fajgenbaum. Each of the Class I director nominees is currently serving as a director of the Company. Messrs. Debbane and Fajgenbaum were elected by the shareholders at the Company’s 2011 annual meeting of shareholders. On March 12, 2014, the Board of Directors increased its size to nine directors and elected Ms. Elkins as a member of the Board of Directors effective as of March 30, 2014 to serve the remainder of the term of John F. Bard, a Class I director who passed away on November 10, 2013. Ms. Elkins also became a member of the Audit Committee on March 30, 2014 to fill the vacancy created by Mr. Bard’s death.

James R. Chambers is currently serving as a Class III director of the Company, having been elected as a director by the Board of Directors effective July 30, 2013 to serve the remainder of the term of David P. Kirchhoff, who resigned as a director of the Company effective as of that date. Under Virginia law, the term of a director elected by the Board of Directors to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. As a result, the Board of Directors has nominated Mr. Chambers for election at the 2014 Annual Meeting as a Class III director, to serve until the 2016 annual meeting of shareholders and until his successor has been duly elected and qualified.

Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy card to that effect, the proxies named in the enclosed proxy card will, upon receipt of a properly executed proxy card, vote to elect each of the nominees for the term described above. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of such substitutes as the Board of Directors may designate.

Background Information on Nominees

Background information about each of the nominees for Class I and Class III director is as follows:

Class I Nominees

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc. and a director of Ceres, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A. and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders.

Cynthia Elkins. Ms. Elkins has been a director since March 2014. Since March 2011, Ms. Elkins has served as the Vice President of IT Americas at Genentech, a member of the Roche Group, a leading biotechnology company. She previously served as Genentech’s Senior Director of IT Enterprise Applications from December 2007 to February 2011. Prior to joining Genentech, Ms. Elkins was Vice President of Supplier Solutions and Commerce Services at Ariba, Inc. and Vice President of Product Engineering at ATP Inc. Prior to that, she held various IT positions at Aspect Telecommunications, VeriFone and Digital Equipment Corporation. Ms. Elkins received a B.S. in Applied Mathematics from the University of California, Los Angeles and an M.B.A. from Santa Clara University.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Class III Nominee

James R. Chambers. Mr. Chambers has served as a director and our President and Chief Executive Officer since July 30, 2013. He served as our President and Chief Operating Officer from January 4, 2013 to July 30, 2013. Prior to joining us, Mr. Chambers served as President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc., a global food and beverage company, from January 2010 to July 2011. Prior to joining Kraft, Mr. Chambers held various positions in the North America business unit at Cadbury plc, a beverage and confectionary company, from September 2005 to January 2010, most recently as the President and Chief Executive Officer. Mr. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau USA, Paxonix Inc., NetGrocer.com, Inc. and Information Resources, Inc. Mr. Chambers received a Bachelor’s degree in Civil Engineering from Princeton University and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Chambers is a director of Big Lots, Inc. Mr. Chambers was previously a director of B&G Foods, a food manufacturer.

The Board of Directors unanimously recommends that you vote “FOR” the election of each of the director nominees.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers to serve as the Company’s independent registered public accounting firm for fiscal 2014. Representatives of PricewaterhouseCoopers are expected to be present at the 2014 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Ratification by the shareholders of the selection of the independent registered public accounting firm is not required, but the Board of Directors believes that it is desirable to submit this matter to the shareholders. If the selection of PricewaterhouseCoopers is not ratified at the meeting, the Audit Committee will investigate the reason for the rejection and reconsider the appointment.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the selection of

PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

PROPOSAL 4

APPROVAL OF THE 2014 STOCK INCENTIVE PLAN

The Board of Directors unanimously recommends that you approve the 2014 Plan. If approved, the 2014 Plan will replace the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) and 2008 Stock Incentive Plan (the “2008 Plan”, and together with the 2004 Plan, the “Prior Plans”) with respect to prospective equity award grants. Under the 2014 Plan, the maximum number of shares of Common Stock that can be issued pursuant to equity-based awards is 3.5 million, subject to increase and adjustment as set forth in the 2014 Plan.

The Company believes that its best interests will be served by the approval of Proposal 4. The Board of Directors believes that by allowing the Company to offer its employees, directors, advisors and consultants equity-based and other incentive compensation, the Company will promote the alignment of compensation over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides employees with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining, motivating and recruiting the key talent necessary to ensure the Company’s continued success. Therefore, the 2014 Plan will support the Company’s long-term business objectives in a manner consistent with its executive compensation philosophy, by ensuring that there are adequate shares to fund expected awards under the Company’s long-term equity incentive compensation program in the future.

This section summarizes the 2014 Plan, and is qualified in its entirety by the full text of the 2014 Plan, which is included in Appendix A to this Proxy Statement. Capitalized terms used in this Proposal 4 and not defined in this Proposal 4 are defined in the 2014 Plan.

Shares Available Under the Prior Plans

As of March 21, 2014, and prior to the requested approval of the 2014 Plan, 1,600,951 shares remained available for issuance of future equity-based awards pursuant to our Prior Plans of which 1,263,957 were subsequently granted on April 2, 2014 as special, performance-based option awards. The number of shares that may be issued under the Prior Plans may increase to the extent that outstanding awards are cancelled due to forfeiture or expiration without exercise.

If shareholders approve the 2014 Plan, no further awards will be made under the Prior Plans, although the awards made under the Prior Plans prior to the date of shareholder approval of the 2014 Plan will remain outstanding in accordance with the terms of such Prior Plans.

The Board of Directors believes that the number of shares requested to be reserved for equity-based awards under the 2014 Plan represents a reasonable amount of potential equity dilution and will allow the Company to continue awarding equity-based awards, which are an important component of our overall compensation program. Based on the Company’s historical equity grant practices, the Company believes that the proposed share reserve under the 2014 Plan will enable the Company to make equity grants at appropriate levels for the next 3 years.

Summary of the 2014 Plan

Administration. The 2014 Plan is administered by the Compensation and Benefits Committee of the Board of Directors, or such other committee to which the Board of Directors has delegated power to act (the “Compensation Committee”), which must consist of at least two directors, all of whom shall be intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any successor rule thereto) (the “Exchange Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), unless otherwise determined by the Board of Directors. The Compensation Committee may delegate its duties to any subcommittee of the Compensation Committee. In addition, to the extent permitted under applicable law and the applicable rules of any listing exchange, as long as grants are made consistent with Compensation Committee guidelines and the 2014 Plan, the Compensation Committee may delegate the authority to grant awards under the 2014 Plan to any employee or group of employees of the Company or an Affiliate.

The Compensation Committee has the authority to make, and establish the terms and conditions of, any award to any person eligible to be a participant under the 2014 Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting or forfeiture conditions with respect to outstanding Awards). The Compensation Committee is authorized to interpret the 2014 Plan, to establish, amend and rescind any rules and regulations relating to the 2014 Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2014 Plan. The Board of Directors may take any action delegated to the Compensation Committee that it deems necessary or desirable for the administration of the 2014 Plan.

Eligibility. Any employee, director, advisor or consultant of the Company or an Affiliate will be eligible to receive an Award grant under the 2014 Plan. The Compensation Committee may select individuals eligible to participate in the 2014 Plan. As of March 25, 2014, approximately 260 employees and directors of the Company were eligible to participate in the Company’s Prior Plans, based on established criteria utilized by the Compensation Committee in determining awards.

Shares Subject to the 2014 Plan. The total number of shares which may be issued under the 2014 Plan is 3.5 million. The 2014 Plan includes limits on the maximum amount of awards that may be granted under specified types of awards to specified types of participants in a calendar year.

•	The maximum number of shares subject to stock options or stock appreciation rights which may be granted to a participant in a calendar year is 875,000.

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The maximum number of shares with respect to which performance-based awards may be granted during each calendar year to a participant may not exceed 584,000, if denominated or payable in shares, and the maximum value of a performance-based award may not exceed $5 million, if such award is not denominated or payable in shares.

•

The maximum number of shares with respect to which awards may be granted during each calendar year to a non-employee director, taken together with any cash fees paid to such non-employee director, may not exceed $400,000 in total value.

The shares may consist, in whole or in part, of unissued shares or shares that the Company has reacquired, bought on the market or otherwise. The issuance of shares or the payment of cash upon the exercise of an award or in consideration of the cancellation or termination of an award shall reduce the total number of shares available under the 2014 Plan. Shares subject to awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the 2014 Plan. In addition, shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the 2014 Plan.

Stock Options and Stock Appreciation Rights. The Compensation Committee may award non-qualified stock options and “incentive” stock options under the 2014 Plan. Options granted under the 2014 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but an option will generally not be exercisable for a period of more than ten years after it is granted.

The exercise price per share of Common Stock for any stock option awarded will not be less than the fair market value of our Common Stock on the grant date. Unless otherwise determined by the Compensation Committee prior to an applicable grant date, the “fair market value” of our Common Stock on a given date will be deemed to equal the closing sales price for our shares on the NYSE or such other national securities exchange on which the shares are traded on such date (or the most recent preceding trading date if the grant date is not a trading date). To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid (i) in cash or its equivalent (e.g. a check or wire transfer); (ii) in shares of Common Stock having a fair market value equal to the aggregate option exercise price; (iii) partly in cash and partly in shares of Common Stock; (iv) through the delivery of irrevocable instructions to a broker to sell, to the extent permitted by applicable law, shares of Common Stock obtained upon the exercise of the stock option and to deliver promptly to the Company an amount out of the proceeds of the sale equal to the aggregate option exercise price for the shares being purchased, or (v) to the extent permitted by the Compensation Committee, through “net settlement” in shares.

The Compensation Committee may grant stock appreciation rights independent of, or in connection with, a stock option. The exercise price of a stock appreciation right will not be less than the fair market value of our Common Stock on the grant date (determined as described above with respect to stock option grants); provided, however, that, in the case of a stock appreciation right granted in connection with a stock option, the exercise price will not be less than the exercise price of the related stock option. Each stock appreciation right granted independent of a stock option will entitle a participant, upon exercise, to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, multiplied by (ii) the number of shares of Common Stock covered by the stock appreciation right, and each stock appreciation right granted in connection with a stock option will entitle a participant upon surrender of his or her unexercised, but exercisable, stock option to receive the same amount. Payment will be made in shares of Common Stock (any Common Stock is valued at fair market value) and/or cash, as determined by the Compensation Committee.

Restricted Stock Units. A restricted stock unit (“RSU”) award gives the participant an opportunity to receive shares of Common Stock free of restrictions upon vesting of the RSU award (and subject to any other terms of the RSU award). The Compensation Committee will determine the number of RSUs to grant to a participant, the duration of the period during which any vesting or restrictions may remain imposed on such RSUs, the conditions, if any, under which the RSUs may be forfeited to the Company, and the other terms and conditions of the RSU awards. At the discretion of the Compensation Committee, an RSU award may entitle the participant to receive an amount that is equal to the amount of any dividends that the participant would have been paid if the RSUs were actual Common Stock. If the participant is entitled to these types of dividend equivalent payments, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the RSU award vests, and whether the amounts shall be invested or deemed invested in Common Stock.

Restricted Stock. The Compensation Committee will determine the number of shares of restricted stock to grant to a participant, the duration of the period during which any restrictions may remain imposed on such restricted stock, the conditions, if any, under which the restricted stock may be forfeited to the Company, and the other terms and conditions of restricted stock awards. At the discretion of the Compensation Committee, restricted stock awards may entitle the participant to receive an amount that is equal to the amount of any dividends paid on actual Common Stock. If the participant is entitled to dividends, the Compensation Committee will decide whether these payments will be made to the participant currently or held until the restricted stock award vests, and whether the amounts shall be reinvested in additional shares of restricted stock.

Certain restricted stock and RSU awards granted under the 2014 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards shall be based upon one or more of the performance criteria described below in “Plan Awards—Section 162(m) of the Internal Revenue Code”.

Other Equity-Based Awards. The Compensation Committee, in its sole discretion, may grant or sell stock awards, unrestricted Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value, of the Common Stock. Such other equity-based awards may be in such form, and dependent on such conditions, as the Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock based on the fair market value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of certain performance objectives.

Cash Awards. The Company may also make awards of cash to participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m). Cash awards shall be provided for pursuant to the procedures regarding the grant, determination and payment of the Performance-Based Award, as described below in “Plan Awards—Section 162(m) of the Internal Revenue Code” and “Tax Consequences of 2014 Plan Awards”.

Plan Awards—Section 162(m) of the Internal Revenue Code. Restricted stock, RSU and other equity-based and cash awards granted under the 2014 Plan may be granted in a manner designed to make them deductible by the Company under Section 162(m). Such awards (“Performance-Based Awards”) shall be based upon one or more of the following performance criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability or revenue of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets, (xix) total shareholder return; (xx) customer satisfaction; (xxi) credit rating; (xxii) closing of corporate transactions and (xxiii) completion or attainment of products or projects. With respect to Performance-Based Awards, (A) the Compensation Committee shall establish in writing the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed), and (B) no awards (or any associated dividends or dividend equivalents that may be earned with respect to such awards) shall be paid to any participant for such period of service until the Compensation Committee certifies that the objective performance goals applicable to such period have been satisfied.

No participant who is a “covered employee” within the meaning of Section 162(m) shall receive payment of a cash award under the 2014 Plan in respect of any performance period in excess of $5 million, and the Compensation Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any cash award otherwise payable to any participant under the 2014 Plan based on individual performance or any other factors that the Compensation Committee, in its discretion, shall deem appropriate.

Adjustments Upon Certain Events. In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value of such equity securities, the Compensation Committee shall (i) adjust the number and kind of shares subject to the 2014 Plan and available for or covered by awards granted under the 2014 Plan, (ii) adjust the share prices related to outstanding awards granted under the 2014 Plan and/or (iii) take such other action (including providing for the payment of a cash amount to holders of outstanding awards granted under the 2014 Plan in cancellation of any such awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the 2014 Plan and any outstanding awards granted under the 2014 Plan; provided, however, that the Compensation Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding stock option or stock appreciation right having an Option Price or exercise price, respectively, that is greater than the per share consideration received by a holder of Common Stock in such transaction.

Amendment and Termination. The Compensation Committee may amend, alter or discontinue the 2014 Plan, but, except as discussed above in “Adjustments Upon Certain Events”, no amendment, alteration or discontinuation shall be made (i) without the approval of the shareholders of the Company, if such action would increase the total number of shares of Common Stock reserved for the purposes of the 2014 Plan, or increase the maximum number of awards that may be granted to any participant, (ii) without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award previously granted to the participant under the 2014 Plan or (iii) to the provision prohibiting the repricing of stock options or stock appreciation rights to permit such repricing; provided, however, that the Board of Directors may amend the 2014 Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code or other applicable laws.

Limitations. No award may be granted under the 2014 Plan after the tenth anniversary of its approval by the Board of Directors (the “Expiration Date”), but awards granted prior to the Expiration Date may extend beyond that date. Except for adjustments to stock options or stock appreciation rights made in connection with changes in capitalization of the Company or similar events, as discussed above in “Adjustments Upon Certain Events”, the 2014 Plan prohibits the repricing of the exercise price of any stock options or stock appreciation rights after they have been granted without prior approval of the Company’s shareholders.

U.S. Tax Consequences of the 2014 Plan Awards

Introduction. The following general discussion of the federal income tax consequences of awards to be granted under the 2014 Plan is based on current federal tax laws and regulations, does not purport to be a complete description of the federal income tax laws, and does not purport to be a representation as to the actual tax consequences that any participant or the Company may in fact incur. Participants may also be subject to certain state and local taxes, which are not described below.

Non-qualified Stock Options. If the award granted is a non-qualified stock option, no income is realized by the participant at the time of grant of the option, and no deduction is available to the Company at such time. At the time of a cash or equivalent exercise, ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option exercise price, and the Company receives a tax deduction for the same amount. Upon disposition, any difference between the participant’s tax basis in the Common Stock and the amount realized on disposition of the shares is treated as capital gain or loss.

Incentive Stock Options. If the award granted is an “incentive stock option” (as described in Section 422 of the Internal Revenue Code), no income is realized by the participant upon award or exercise of the option and no compensation deduction is available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Common Stock, at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the excess of the fair market value of the Common Stock at the time of exercise over the option exercise price, is taxed at ordinary income rates as compensation paid to the participant, and the Company is entitled to a compensation deduction for an equivalent amount. Any amount realized on the disposition by the participant in excess of the fair market value of the Common Stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights. The participant realizes no income at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company shall be entitled to a deduction of the same amount.

Restricted Stock Units. If the award granted is an RSU, the participant will not recognize any income for federal income tax purposes when RSUs are granted because restricted share units are not considered to be “property” for purposes of the Internal Revenue Code and no deduction is available to the Company at such time. After the RSUs vest and are settled, the participant will be required to treat as ordinary income an amount equal to the full fair market value of the shares of Common Stock and any cash received. If the participant sells the shares of Common Stock, the participant generally will have a taxable capital gain (or loss). Because the participant will have recognized income when any stock was distributed, the amount of this gain (or loss) is the difference between the sale price and the fair market value of the stock on the date it was distributed.

Subject to Section 162(m), discussed below, the Company is generally entitled to a deduction equal to the amount of ordinary income recognized by the participant as the result of an RSU award. If a participant forfeits his or her RSU award, no gain or loss is recognized and no deduction is allowed.

Restricted Stock Awards. Subject to Section 162(m), discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock award at the time the restrictions on the stock awarded lapse, unless the participant elects to recognize such income immediately by so electing, within 30 days after the date of grant by the Company to the participant of a restricted stock award, as permitted under Section 83(b) of the Internal Revenue Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any other stock award granted to participants shall be taxable as ordinary income to such participant in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction, subject to Section 162(m).

Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the three other most highly compensated executive officers of the Company or any of its subsidiaries (excluding the Company’s principal financial officer) in any taxable year of the Company. Qualifying performance-based compensation is not subject to this deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual participant limits on awards and (iii) the class of employees eligible to receive awards. In the case of restricted stock awards and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two “outside directors” (within the meaning of Section 162(m)) and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the stock option or stock appreciation right be granted by a committee of at least two “outside directors” and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock subject to such award on the date of grant of the award.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) covers certain nonqualified deferred compensation arrangements and generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2014 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A. While the Compensation Committee intends to administer and operate the 2014 Plan and establish terms (or make required amendments) with respect to awards subject to Section 409A in a manner that will avoid the imposition of additional taxation under Section 409A upon a participant, there can be no assurance that additional taxation under Section 409A will be avoided in all cases.

New Plan Benefits Under the 2014 Plan

The following table sets forth the value of equity awards which the Company has granted subject to shareholder approval of the 2014 Plan. As of the Record Date, the closing price of the Common Stock as reported on the NYSE was $19.63 per share.

2014 Stock Plan Benefits

Name and Position	Dollar Value		Number of Stock Awards(1)
James R. Chambers, President and Chief Executive Officer, Director	$4,000,000		—
David P. Kirchhoff, Former Chief Executive Officer	—		—
Nicholas P. Hotchkin, Chief Financial Officer	$831,250		—
Lesya Lysyj, President, North America	$656,250		—
Michael Basone, Former President, WeightWatchers.com and Chief Technology Officer	—		—
Bruce Rosengarten, Former President, Asia Pacific	—		—
Executive Group	$6,921,149	(2)	—
Non-Executive Director Group	—		—
Non-Executive Officer Employee Group	$10,299,310		—

(1)	Stock awards granted consist solely of RSUs. The number of RSUs that will be awarded will be determined based on the closing price of our Common Stock one week before the grant date and therefore cannot be calculated at this time.
(2)	Includes value of award for recently announced new General Counsel, such award is contingent upon his commencing employment.

The following table summarizes our current equity compensation plan information as of December 28, 2013:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	2,466,045	$35.09	1,445,780
Equity compensation plans not approved by security holders	—	—	—

Total	2,466,045	$35.09	1,445,780
(1)	Consists of 2,213,356 shares of Common Stock issuable upon the exercise of outstanding options and 252,689 shares of Common Stock issuable upon the vesting of RSUs awarded under the Prior Plans and the Company’s 1999 Stock Purchase and Option Plan (the “1999 Plan”).

(2)	Includes weighted-average exercise price of stock options outstanding of $35.09 and RSUs of $0.

(3)	Consists of shares of Common Stock issuable under the Prior Plans pursuant to various awards the Compensation Committee may make, including non-qualified stock options, incentive stock options, stock appreciation rights, RSUs, restricted stock and other equity-based awards. The 1999 Plan terminated on December 16, 2009 pursuant to its terms and in connection with such termination no additional securities can be issued under the plan. Pursuant to the terms of the 2008 Plan, the number of shares of Common Stock available for issuance under the 2008 Plan was increased by 550,272 shares, the remaining number of shares of Common Stock with respect to which awards could be granted under the 1999 Plan upon its termination.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the 2014 Stock Incentive Plan.

PROPOSAL 5

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Company’s 2011 annual meeting of shareholders, our shareholders approved the compensation of our named executive officers and indicated their preference that we should seek future advisory votes every three years on such executive compensation. Based on the recommendation of the Board of Directors in the Company’s 2011 proxy statement and the voting results with respect to the advisory vote on the frequency of future advisory votes on executive compensation, the Company has determined to hold an advisory vote on executive compensation every three years. Accordingly, as required by the Exchange Act, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the 2013 executive compensation program of the Company was designed to achieve three key objectives:

•	Attract, motivate and retain exceptionally talented executives critical to the Company’s near- and long-term success.

•

Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals, and (ii) creation of shareholder value.

•	Ensure that executive compensation directly supports the Company values.

The Compensation Committee and the Board of Directors believe that the design of the 2013 executive compensation program, and hence the compensation awarded to named executive officers under the program, fulfilled these objectives. For example, the financial performance of the Company, or a blend of the performance of the Company and certain of its businesses, determined at least 75% of each named executive officer’s annual, performance based-cash bonus, thereby aligning their annual bonuses with the financial goals of the Company. Also, a portion of the compensation of the named executive officers consisted of long-term equity incentive compensation which aligned their compensation with the interests of shareholders over the long term. In particular, in fiscal 2013, we granted performance-based stock options to certain of our named executive officers which vest after three years subject to the achievement of specified stock price hurdles.

Shareholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses in detail how the Company’s compensation approach implements the Company’s compensation objectives.

While the results of the vote are non-binding and advisory in nature, the Compensation Committee and the Board of Directors intend to review and consider the results of the vote.

The Company currently intends to hold the next advisory vote to approve the compensation of our named executive officers at the Company’s 2017 annual meeting of shareholders, unless the Board of Directors modifies its policy of holding a non-binding advisory vote to approve the compensation of our named executive officers every three years.

The Board of Directors unanimously recommends that you vote “FOR” the advisory approval of the compensation of our named executive officers.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors is comprised of nine members. The Board of Directors is divided into three classes, equal in number, with each director serving a three-year term and one class being elected at each year’s annual meeting of shareholders. We expect directors to attend and participate in all meetings of the Board of Directors and of the committees of the Board of Directors on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting.

The Board of Directors held 10 meetings in fiscal 2013. In fiscal 2013, each of the directors attended at least 90% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during the time that he or she served on the Board of Directors. We also expect directors to attend our 2014 Annual Meeting. All then-current directors attended the Company’s 2013 annual meeting of shareholders. In addition to attending and participating in meetings of the Board of Directors, the committees thereof and annual meetings of shareholders, the directors communicate with our executive management team to remain informed about the Company’s business and for such other purposes as may be helpful to the Board of Directors in fulfilling its responsibilities.

Directors of Weight Watchers International, Inc.

Set forth below in the section entitled “Executive Officers and Directors of the Company” are the names and certain information with respect to each of our current directors.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that include guidelines for determining director independence and qualifications for directors. The Company’s corporate governance materials, including the Corporate Governance Guidelines and charters of the committees of the Board of Directors, are available on the Corporate Governance page of our website at www.weightwatchersinternational.com. The Board of Directors regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines and committee charters as warranted.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of the Audit Committee and the Compensation Committee. Due to Artal beneficially holding more than 50% of the voting power for the election of the Company’s directors, we are considered a “controlled company” as defined in the listing standards of the NYSE. As such, we have elected to be exempt from the requirements to have nominating/corporate governance and compensation committees composed entirely of independent directors and to have a majority of independent directors on our Board of Directors.

Audit Committee

We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, the rules and regulations of the SEC and the listing standards of the NYSE. The current members of the Audit Committee are Ms. Evans, Dr. Altschuler and Ms. Elkins. Ms. Evans became the Chair of the Audit Committee on December 1, 2013. Mr. Bard was the Chair and a member of our Audit Committee until his death on November 10, 2013. Ms. Elkins joined our Audit Committee on March 30, 2014 to fill the vacancy created by Mr. Bard’s death. The Audit Committee held 12 meetings during fiscal 2013.

The principal duties of the Audit Committee are as follows:

•	to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	to oversee that our management has established and maintained processes to ensure that an adequate system of internal controls is functioning;

•	to oversee that our management has established and maintained processes to ensure our compliance with all applicable laws, regulations and corporate policy;

•	to prepare an annual performance evaluation of the Audit Committee;

•

to establish and maintain procedures for the receipt, retention and treatment of complaints received by us, from any source, regarding accounting, internal accounting controls or auditing matters, and from our employees for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters;

•	to assist the Board of Directors in its oversight of the integrity of our financial statements;

•	to review the earnings press releases prior to the release of earnings and to review our annual and quarterly financial statements prior to their filing;

•

to oversee the performance of our independent registered public accounting firm and to retain or terminate the independent registered public accounting firm and approve all audit and non-audit engagement fees and terms with such registered public accounting firm;

•	to review, at least annually, the qualifications, performance and independence of our independent registered public accounting firm; and

•	in consultation with the independent accountants, management and the internal auditors, to review the integrity of the Company’s financial reporting processes, both internal and external.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The Board of Directors has determined that Ms. Evans is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and that each of Ms. Evans, Dr. Altschuler and Ms. Elkins has satisfied the financial literacy requirements of the NYSE and has no direct or indirect material relationship with us and thus is independent under applicable listing standards of the NYSE, Rule 10A-3 under the Exchange Act and our Corporate Governance Guidelines. The Audit Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com.

Compensation Committee

The current members of the Compensation Committee are Messrs. Debbane and Amouyal and Dr. Altschuler. The Chairman of the Compensation Committee is Mr. Debbane. Mr. Bard was a member of our Compensation Committee until his death on November 10, 2013. Dr. Altschuler joined our Compensation Committee on December 1, 2013. The Compensation Committee held 11 meetings during fiscal 2013. The principal duties of the Compensation Committee are as follows:

•	to establish and review the overall compensation philosophy of the Company;

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

to evaluate the performance of the Chief Executive Officer and other executive officers in light of approved goals and objectives and, based on such evaluation, review and approve the annual salary, bonus, equity-based incentive compensation and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

•

to review, and make recommendations to the Board of Directors with respect to, the Company’s equity-based plans, and oversee the activities of the individuals responsible for administering those plans;

•	to review and recommend to the Board of Directors compensation of directors as well as directors’ and officers’ indemnification and insurance matters;

•	to review and make recommendations to the Board of Directors with respect to, or approve, employee pension, profit sharing and benefit plans; and

•	to prepare recommendations and periodic reports to the Board of Directors concerning these matters.

The day-to-day administration of savings plans, profit sharing plans, stock plans, health, welfare and paid time-off plans and policies applicable to salaried employees in general are handled by the Company’s human resources, finance and legal department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee. The Compensation Committee operates under a written charter, which is available on our website at www.weightwatchersinternational.com.

For additional information on the Compensation Committee’s activities, its use of outside advisors and its consideration and determination of executive compensation, as well as the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the named executive officers other than himself, see “Compensation Discussion and Analysis”.

Board Structure

It has been the policy of the Company for more than a decade to separate the positions of Chief Executive Officer and Chairman of the Board of Directors. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe that our current policy of separation of these two positions is most appropriate for the Company. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among their other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, we believe that having a separate non-executive Chairman of the Board of Directors, Mr. Debbane, who is solely responsible for leading the Board of Directors, allows our President and Chief Executive Officer, Mr. Chambers, to focus his time and energy on running the day-to-day operations of the Company. We believe that our Chief Executive Officer and our Chairman of the Board of Directors have an excellent working relationship and open lines of communication. In addition, our Chairman of the Board of Directors does not have any relationships with Mr. Chambers or other members of management that would compromise his ability to act free from the control of the Chief Executive Officer and management.

Oversight of Risk Management

We are exposed to a number of risks, including financial risks, credit risks, operational risks and risks relating to regulatory and legal compliance. Our executive management team is responsible for identifying and evaluating these risks and developing plans to manage them effectively. Risk management is a Company-wide initiative that involves each of our operating segments. We take a multi-disciplinary approach to risk and our risk management function includes senior executives with backgrounds in finance, operations, human resources, and legal and regulatory compliance. For example, our Chief Financial Officer advises our executive management team on both financial and credit risks faced by the Company and our Office of the General Counsel advises our executive management team on the Company’s legal and regulatory compliance. Our Chief Executive Officer is advised of and oversees these risk management efforts by the Company’s executive management team.

The Board of Directors actively supervises the Company’s risk management. Both the Audit Committee and Compensation Committee play a significant role in the oversight of the Company’s risk management. For example, the Audit Committee oversees our risk management efforts related to the Company’s audit function while the Compensation Committee oversees our risk management efforts related to employment and compensation matters. Members of our executive management team meet with the Board of Directors, Audit Committee and Compensation Committee regularly to discuss, as well as provide reports relating to, the risks facing the Company.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Debbane, Amouyal and Bard and Dr. Altschuler served as a member of the Compensation Committee during fiscal 2013. The vacancy left by Mr. Bard’s death on November 10, 2013 was filled by Dr. Altschuler on December 1, 2013. There were no Compensation Committee interlocks or insider (employee) participation during fiscal 2013. See “Transactions with Related Persons and Certain Control Persons—Transactions with Related Persons” for a description of the relationships that Messrs. Debbane and Amouyal have with the Company.

Director Nominations

Because the Board of Directors believes that all of the directors of the Company should be involved in the process of nominating persons for election as directors and the Company is not required to have a nominating committee under the listing standards of the NYSE as described above under “—Committees of the Board of Directors”, the Board of Directors as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of the nominees for the Board of Directors.

Identifying and Evaluating Nominees for Directors

The Board of Directors will consider candidates for nomination as a director recommended by the Company’s shareholders, current directors and officers, third-party search firms and other sources. In evaluating candidates, the Board of Directors considers the candidate’s minimum individual qualifications, including integrity, accountability, experience and an ability to work collegially with the other members of the Board of Directors. In addition, the Board of Directors will take into account all other factors it considers appropriate, including a candidate’s skills and experience, legal and regulatory requirements and the needs of the Board of Directors. While the Board of Directors has not adopted a formal policy regarding diversity, the Board of Directors evaluates each candidate in the context of the Board of Directors’ membership as a whole and seeks to achieve a mix of members that represents a diversity of background and experience in order to promote the representation of diverse views on the Board of Directors. The Board of Directors will review all candidates in the same manner, regardless of the source of the recommendation. The Board of Directors will consider individuals recommended by shareholders for nomination as a director in accordance with the procedures described below. The Board of Directors may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. While the Board of Directors has not adopted a separate charter setting forth the guidelines for its nomination duties, the guidelines for determining director independence and qualifications for directors are described in Articles II and III of our Corporate Governance Guidelines.

Recommendation of the Replacement Class I Director. Following the death on November 10, 2013 of Mr. Bard, the Board of Directors conducted a search to identify highly qualified new director candidates. Mr. Amouyal, a member of our Board of Directors, identified and proposed the nomination of Ms. Elkins for election to the Company’s Board of Directors. After evaluation of Ms. Elkins, the Company’s Board of Directors unanimously elected Ms. Elkins to serve the remainder of Mr. Bard’s term as a Class I director.

Procedures for Submitting Director Recommendations and Nominations

The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that shareholders may nominate persons for election as directors at the Company’s shareholders meetings by giving timely written notice to the Corporate Secretary of the Company containing required information. The Bylaws require that, to be timely and proper, notice of a nomination by a shareholder must be personally delivered to, or mailed to and received at, the Company’s principal executive offices as follows: (a) for elections to be held at an annual meeting of shareholders, (i) at least 120 days and no more than 150 days before the first anniversary of the date of the proxy statement in conjunction with the annual meeting of shareholders for the prior year or (ii) if the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, not less than 60 days prior to such annual meeting; and (b) for elections that are going to take place at a special meeting of shareholders, no later than the close of business on the seventh day after the day on which notice of the date of the special meeting is first given to shareholders. Notwithstanding the foregoing, so long as Artal owns a majority of our Common Stock, notice by Artal shall be timely and proper if delivered in writing or orally at least five business days prior to the date the Company mails its proxy statement in connection with the applicable meeting of shareholders.

In notifying the Corporate Secretary, the shareholder making the submission must provide the following information: (i) the name and the address of the shareholder, as they appear on the Company’s stock transfer books, and the name, age and business address (and, if known, residential address) of the candidate to be considered; (ii) a representation by the shareholder that the shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the candidate; (iii) the class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder and by the candidate; (iv) a description of all arrangements or understandings between the shareholder and the candidate and any other person (naming such person) pursuant to which such nomination is to be made by such shareholder; (v) an executed written consent of the candidate to be named in the proxy statement as a nominee and to serve as a director of the Company if so elected; (vi) the principal occupation or employment of the candidate; and (vii) any other information relating to the candidate required to be disclosed in accordance with the Bylaws and the Exchange Act. For the 2015 annual meeting of shareholders, the foregoing information must be submitted to the Board of Directors through Weight Watchers International, Inc., Attention: Corporate Secretary, 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

The Board of Directors will also consider director candidates recommended by shareholders. All recommendations for nomination received by the Corporate Secretary that are made in accordance with the requirements in our Bylaws relating to director nominations, as described above, will be presented to the Board of Directors for its consideration.

Director Independence

The Board of Directors has affirmatively determined that three of our nine directors, Dr. Altschuler, Ms. Elkins and Ms. Evans, are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines. For a director to be considered independent, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established guidelines to assist it in determining director independence, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in Article II of our Corporate Governance Guidelines, the Board of Directors will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit Committee must be independent directors based on our Corporate Governance Guidelines and under the listing standards of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement pursuant to Rule 10A-3 under the Exchange Act, which provides that they may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation, and (ii) be an affiliate of the

Company. The Board of Directors has determined that each of the Audit Committee members, Ms. Evans, Dr. Altschuler and Ms. Elkins, has no material relationship with us and satisfies the independence requirements under our Corporate Governance Guidelines, the listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, principal accounting officer and controller, and our employees and directors. Our Code of Business Conduct and Ethics is available on our website at www.weightwatchersinternational.com.

In addition to any disclosures required under the Exchange Act, the date and nature of any substantive amendment of our Code of Business Conduct and Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K of the Exchange Act, will be disclosed on our website at www.weightwatchersinternational.com within four business days of the date of such amendment or waiver. In the case of a waiver, the name of the person to whom the waiver was granted will also be disclosed on our website within four business days of the date of such waiver.

Executive Sessions of Non-Management and Independent Directors

Non-management directors meet in executive sessions of the Board of Directors in which management directors and other members of management do not participate. These sessions are periodically scheduled for non-management directors at meetings of the Board of Directors. The Chairman of the Board of Directors, Mr. Debbane, presides over the meetings of the non-management directors. In addition, the directors who the Board of Directors affirmatively determined are independent under applicable listing standards of the NYSE and our Corporate Governance Guidelines hold executive sessions at least once a year. Ms. Evans presided over these sessions in fiscal 2013.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

Set forth below are the names, ages, and current positions with us as of March 13, 2014 of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the Board of Directors.

Name	Age	Position
James R. Chambers	56	President and Chief Executive Officer, Director
Nicholas P. Hotchkin	48	Chief Financial Officer
Jeanine Lemmens	43	President, United Kingdom
Lesya Lysyj	51	President, North America
Corinne Pollier(-Bousquet)	49	President, Continental Europe & Australia–New Zealand
Raymond Debbane(1)	59	Chairman of the Board of Directors
Steven M. Altschuler(1)(2)	60	Director
Philippe J. Amouyal(1)	55	Director
Cynthia Elkins(2)	48	Director
Marsha Johnson Evans(2)	66	Director
Jonas M. Fajgenbaum	41	Director
Sacha Lainovic	57	Director
Christopher J. Sobecki	55	Director

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

James R. Chambers. Mr. Chambers has served as a director and our President and Chief Executive Officer since July 30, 2013. He served as our President and Chief Operating Officer from January 4, 2013 to July 30, 2013. Prior to joining us, Mr. Chambers served as President of the U.S. Snacks and Confectionary business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc., a global food and beverage company, from January 2010 to July 2011. Prior to joining Kraft, Mr. Chambers held various positions in the North America business unit at Cadbury plc, a beverage and confectionary company, from September 2005 to January 2010, most recently as the President and Chief Executive Officer. Mr. Chambers began his career at Nabisco, Inc. and also held various executive positions with Rémy Cointreau USA, Paxonix Inc., NetGrocer.com, Inc. and Information Resources, Inc. Mr. Chambers received a Bachelor’s degree in Civil Engineering from Princeton University and an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Chambers is a director of Big Lots, Inc. Mr. Chambers was previously a director of B&G Foods, a food manufacturer.

Nicholas P. Hotchkin. Mr. Hotchkin has served as our Chief Financial Officer since August 2012. Prior to joining us, Mr. Hotchkin had spent several years at Staples, Inc., a global leader in the office supply industry. Most recently, Mr. Hotchkin served as Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts, a position he held from May 2010 to August 2012. Before assuming that position, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April 2010. Prior to joining Staples, Mr. Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Mr. Hotchkin received a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Business School.

Jeanine Lemmens. Ms. Lemmens has served as our President, United Kingdom since May 2013. Prior to that time, Ms. Lemmens served as our Managing Director, Benelux from July 2006 to May 2013. Prior to joining us, beginning in December 1999, Ms. Lemmens held various senior management and strategic positions with Center Parcs Europe, an operator of European short holiday break villages, including most recently serving as the Director B2B Strategy / Marketing from November 2005 to July 2006. Prior to joining Center Parcs Europe, Ms. Lemmens was working as an accountant in the audit practice with Ernst & Young LLP where she serviced a range of clients including many commercial clients. Ms. Lemmens holds a Certified Public Accountant degree from Erasmus University in the Netherlands, an M.S. in Business Administration from Nyenrode Business University in the Netherlands and a Bachelors of Art degree in Hospitality Management from Hotel School, The Hague, Hospitality Business School in the Netherlands.

Lesya Lysyj. Ms. Lysyj has served as the Company’s President, North America since November 25, 2013. Prior to joining the Company, Ms. Lysyj served as Senior Vice President and Chief Marketing Officer of Heineken USA, a leading beer importer in the United States, from March 2011 to November 2013. Prior to joining Heineken USA, Ms. Lysyj had worked as Vice President Marketing Confectionery for the United States at Kraft Foods Inc., a global food and beverage company, from March 2010 to March 2011. Prior to joining Kraft, Ms. Lysyj held various positions in the North America business unit at Cadbury plc, a beverage and confectionary company, from 2000 to 2010, most recently as Executive Vice President Marketing, Cadbury US/Canada from 2007 to 2010. Ms. Lysyj also held various marketing and product development positions with Cadbury Schweppes Beverages. Ms. Lysyj received a Bachelor’s degree in Business from the University of Western Ontario and an M.B.A from the University of Toronto.

Corinne Pollier(-Bousquet). Ms. Pollier has served as our President, Continental Europe & Australia–New Zealand since January 2014. Prior to that, Ms. Pollier served as our President, Continental Europe from May 2013 to January 2014, our Senior Vice President of France and Switzerland from October 2008 to May 2013 and our General Manager of France from October 2003 to October 2008. Prior to joining us, from 1991 to 2003, Ms. Pollier was with VIVARTE Group (France), a European retailer of footwear and apparel, where she held various positions in the finance and planning analysis department from 1991 to 1995, various senior positions in the organization and strategy department from 1995 to 2000 and as General Manager of Kookai from 2001 to 2003. Ms. Pollier also held various product management and project management positions for the central buying office of Le Printemps department stores from 1987 to 1991. Ms. Pollier is a graduate of HEC Business School Paris.

Raymond Debbane. Mr. Debbane has been the Chairman of our Board of Directors since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Debbane is a co-founder and the Chief Executive Officer of The Invus Group, LLC. Prior to forming The Invus Group, LLC in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is the Chairman of the Board of Directors of Lexicon Pharmaceuticals, Inc. and a director of Ceres, Inc. He is also the Chief Executive Officer and a director of Artal Group S.A. and the Chairman of the Board of Directors of a number of private companies of which Artal or Invus, L.P. are shareholders.

Steven M. Altschuler. Dr. Altschuler has been a director since September 2012. Dr. Altschuler has served and continues to serve as the Chief Executive Officer of The Children’s Hospital of Philadelphia (CHOP), one of the leading children’s hospitals in the United States, since April 2000. Prior to assuming the role of Chief Executive Officer, Dr. Altschuler held several positions at CHOP, including Physician-in-Chief and chief of the Division of Gastroenterology, Hepatology and Nutrition. Prior to joining CHOP, Dr. Altschuler was faculty member and chair of the Department of Pediatrics at the Perelman School of Medicine at the University of Pennsylvania. Dr. Altschuler received a B.A. in mathematics and an M.D. from Case Western Reserve University. Dr. Altschuler is a director of Mead Johnson Nutrition Company, serves on its Compensation and Management Development Committee and is also Chair of its Nutrition Science and Technology Committee.

Philippe J. Amouyal. Mr. Amouyal has been a director since November 2002. Mr. Amouyal is a Managing Director of The Invus Group, LLC, a position he has held since 1999. Previously, Mr. Amouyal was a Vice President and director of The Boston Consulting Group in Boston, MA. He holds an M.S. in Engineering and a DEA in Management from Ecole Centrale de Paris and was a Research Fellow at the Center for Policy Alternatives of the Massachusetts Institute of Technology. Mr. Amouyal is a director and member of the Compensation Committee of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders.

Cynthia Elkins. Ms. Elkins has been a director since March 2014. Since March 2011, Ms. Elkins has served as the Vice President of IT Americas at Genentech, a member of the Roche Group, a leading biotechnology company. She previously served as Genentech’s Senior Director of IT Enterprise Applications from December 2007 to February 2011. Prior to joining Genentech, Ms. Elkins was Vice President of Supplier Solutions and Commerce Services at Ariba, Inc. and Vice President of Product Engineering at ATP Inc. Prior to that, she held various IT positions at Aspect Telecommunications, VeriFone and Digital Equipment Corporation. Ms. Elkins received a B.S. in Applied Mathematics from the University of California, Los Angeles and an M.B.A. from Santa Clara University.

Marsha Johnson Evans. Ms. Evans has been a director since February 2002. Ms. Evans served as President and Chief Executive Officer of the American Red Cross, the preeminent humanitarian organization in the United States, from August 2002 to December 2005, and previously served as the National Executive Director of Girl Scouts of the U.S.A. from January 1998 to July 2002. A retired Rear Admiral in the United States Navy, Ms. Evans served as superintendent of the Naval Postgraduate School in Monterey, California from 1995 to 1998 and headed the Navy’s worldwide recruiting organization from 1993 to 1995. Ms. Evans also served as the Acting Commissioner of the Ladies Professional Golf Association from July 2009 to January 2010. Ms. Evans received a B.A. from Occidental College and a Master’s Degree from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Evans is also a director of the North Highland Company and The First Tee. Ms. Evans was previously a director of Huntsman Corporation, Office Depot, Inc. and the Estate of Lehman Brothers Holdings, Inc.

Jonas M. Fajgenbaum. Mr. Fajgenbaum has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Fajgenbaum is a Managing Director of The Invus Group, LLC, which he joined in 1996. Prior to joining The Invus Group, LLC, Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. in Economics with a concentration in Finance from The Wharton School of the University of Pennsylvania and a B.A. in Economics from the University of Pennsylvania. Mr. Fajgenbaum is a director of a number of private companies of which Artal or Invus, L.P. are shareholders.

Sacha Lainovic. Mr. Lainovic has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Since 2007, Mr. Lainovic has been Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, which he co-founded. From 1985 to 2006, Mr. Lainovic was Executive Vice President of The Invus Group, LLC, which he co-founded. Prior to forming The Invus Group, LLC in 1985, Mr. Lainovic was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in Engineering from Insa de Lyon in Lyon, France.

Christopher J. Sobecki. Mr. Sobecki has been a director since our acquisition by Artal Luxembourg S.A. on September 29, 1999. Mr. Sobecki is a Managing Director of The Invus Group, LLC, which he joined in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of Lexicon Pharmaceuticals, Inc. and a number of private companies of which Artal or Invus, L.P. are shareholders. Mr. Sobecki was previously a director of NitroMed Inc.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. In particular, the Board of Directors considered:

•

Mr. Debbane’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, brand management, complex financial matters, and numerous and varied global industries.

•

Dr. Altschuler’s experience as a senior executive and physician for a leading healthcare organization and his extensive knowledge and understanding of the healthcare industry, general management and business operations, complex regulatory matters, and financial management and accounting.

•

Mr. Amouyal’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of international corporate strategy, information technology, research and development, and management operations and structures.

•

Mr. Chambers’ experience with general and cross-functional operational management and executive leadership in varied consumer-focused global industries and his position as President and Chief Executive Officer of the Company having responsibility for the day-to-day oversight of the Company’s business operations.

•

Ms. Elkins’ experience as a senior executive for several information technology service companies and her extensive knowledge and understanding of commercial information technology systems, software applications, supplier network solutions and financial management and accounting.

•

Ms. Evans’ experience as a senior executive of several different global field service organizations and her extensive knowledge and understanding of global management processes and operations, recruitment and training, financial management and accounting, and business strategy.

•

Mr. Fajgenbaum’s experience as a management consultant and private equity investor and his extensive knowledge and understanding of consumer marketing and brand management, business development and licensing, international business and general management, and corporate strategy.

•

Mr. Lainovic’s experience as a management consultant, private equity investor and investment advisor and his extensive knowledge and understanding of capital market investment and operations, international business and general management, investor relations, and complex financial matters and transactions.

•

Mr. Sobecki’s experience as a private equity investor and his extensive knowledge and understanding of global corporate strategy, corporate finance and accounting, capital market investment and operations, and general management processes and operations.

In addition, with regard to each of Messrs. Debbane, Amouyal, Fajgenbaum, Lainovic and Sobecki, the Board of Directors also considered their respective positions with The Invus Group, LLC, the exclusive investment advisor to Artal. Mr. Lainovic was a principal with The Invus Group, LLC, but since 2007 has been the Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees for fiscal 2013 and fiscal 2012 were for professional services rendered by PricewaterhouseCoopers in connection with its (i) integrated audits of our consolidated financial statements and internal control over financial reporting as of and for fiscal 2013 and fiscal 2012, including statutory audits of the financial statements of our subsidiaries, (ii) reviews of our unaudited consolidated interim financial statements as of and for each of the quarterly interim periods within fiscal 2013 and fiscal 2012 and (iii)  reviews of documents filed with the SEC.

Audit-Related Fees

The audit-related fees for fiscal 2013 and fiscal 2012 were for professional services rendered by PricewaterhouseCoopers related to the issuance of various special reports.

Tax Fees

Tax fees for fiscal 2013 and fiscal 2012 were for services rendered by PricewaterhouseCoopers primarily related to tax compliance and international tax planning and strategies.

All Other Fees

All other fees for fiscal 2013 and fiscal 2012 were for services rendered by PricewaterhouseCoopers primarily related to assistance with statutory account filings and other miscellaneous professional services.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of audit, audit-related, tax and other services by category so long as such services are specifically described to the Audit Committee on an annual basis (e.g., in the engagement letter) (“general pre-approval”). In addition, individual engagements that have not received general pre-approval and/or are anticipated to exceed pre-established thresholds must be separately approved in advance on a case-by-case basis (“specific pre-approval”). The Audit Committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may choose to determine, for a particular year, an appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as “all other fees”. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In its Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee delegated specific pre-approval authority to its chairperson, provided that the estimated fee for any such proposed pre-approval service does not exceed $50,000. Pursuant to this delegation, the chairperson must report any pre-approval decision to the Audit Committee at the next meeting.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for fiscal 2013 and fiscal 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees	$2,520,369	$2,379,145
Audit-Related Fees	25,609	140,000
Tax Fees	554,832	383,898
All Other Fees	57,162	132,900

Total Fees	$3,157,972	$3,035,943

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee of the Board of Directors with respect to the Company’s audited financial statements for fiscal 2013.

The Audit Committee is governed by the Audit Committee Charter adopted by the Company’s Board of Directors. Our Board of Directors has determined that each current member of the Audit Committee, Marsha Johnson Evans, Steven M. Altschuler and Cynthia Elkins, is an “independent” director based on Rule 10A-3 of the Exchange Act, the listing standards of the NYSE and our Corporate Governance Guidelines, and that Ms. Evans is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has met, reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers, the Company’s independent registered public accounting firm for fiscal 2013, regarding the fair and complete presentation of the Company’s financial position and results of operations in accordance with accounting principles generally accepted in the United States of America and regulations of the SEC. The Audit Committee also has held discussions with management and PricewaterhouseCoopers regarding the effectiveness of the Company’s internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has also discussed with PricewaterhouseCoopers the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 “Communications with Audit Committees”.

In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PricewaterhouseCoopers is independent from the Company and its management. The Audit Committee has pre-approved all fiscal 2013 audit and permissible non-audit services and the fees associated with those services. Further, the Audit Committee has discussed with PricewaterhouseCoopers the overall scope and plans for the audit.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2013.

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent registered public accounting firm for fiscal 2014, and the Board of Directors has approved submitting such selection to the shareholders for ratification.

This report is being provided by the following independent directors who constituted the Audit Committee as of March 12, 2014, the date of the approval of this report by the Audit Committee.

Respectfully submitted,

Audit Committee

Marsha Johnson Evans, Chair

Steven M. Altschuler

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal 2013 and included in this Proxy Statement.

Respectfully submitted,

Compensation and Benefits Committee

Raymond Debbane, Chair

Steven M. Altschuler

Philippe J. Amouyal

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains the Company’s executive compensation program with respect to fiscal 2013 as it relates to the following “named executive officers”:

James R. Chambers	President and Chief Executive Officer
David P. Kirchhoff(1)	Former Chief Executive Officer
Nicholas P. Hotchkin	Chief Financial Officer
Lesya Lysyj(2)	President, North America
Michael Basone(3)	Former President, WeightWatchers.com and Chief Technology Officer
Bruce Rosengarten(4)	Former President, Asia Pacific

(1)	Mr. Kirchhoff resigned from his position as Chief Executive Officer effective July 30, 2013 and subsequently departed from the Company on August 30, 2013.
(2)	Ms. Lysyj began serving as the Company’s President, North America, on November 25, 2013.
(3)	Mr. Basone resigned from his position as President, WeightWatchers.com and Chief Technology Officer effective May 31, 2013.
(4)	Mr. Rosengarten resigned from his position as President, Asia Pacific effective October 31, 2013.

This discussion has three sections with respect to fiscal 2013 executive compensation. In the first section, we discuss our approach to executive compensation, including our philosophy, objectives and general policies as they relate to the named executive officers. In the second section, we discuss specific practices as they relate to the five elements of our executive compensation program. In the third section, we provide analysis of decisions regarding compensation for the named executive officers with respect to fiscal 2013. We have also included a brief discussion of certain elements of the Company’s 2014 executive compensation program which differ from the 2013 program.

The Compensation Committee considered the voting results of the advisory, non-binding “say-on-pay” vote at our 2011 annual meeting of shareholders in connection with the discharge of its responsibilities. Our shareholders expressed their support of our named executive officer compensation with a substantial majority of the votes cast voting to approve the compensation of our named executive officers described in our 2011 proxy statement. Following the Compensation Committee’s review and consideration of this shareholder support, as well as the other factors discussed in more detail in “—Determination of Executive Compensation”, the Compensation Committee determined to make no changes to its approach to executive compensation except as discussed further in this “Compensation Discussion and Analysis”.

At our 2011 annual meeting of shareholders, a majority of our shareholders voted for “say-on-pay” proposals to occur every three years. In light of this voting result on the frequency of “say-on-pay” proposals, the Board of Directors decided that the Company will present “say-on-pay” proposals every three years until the next required vote on the frequency of shareholder votes to approve named executive officer compensation. Accordingly, we are holding a “say-on-pay” vote at the Company’s 2014 Annual Meeting (please refer to Proposal 5 Advisory Vote to Approve Named Executive Officer Compensation herein). We currently expect to hold the subsequent “say-on-pay” vote at the Company’s 2017 annual meeting of shareholders (the “2017 Annual Meeting”). We currently expect the next shareholder vote on the frequency of shareholder votes to approve named executive officer compensation to occur at the 2017 Annual Meeting.

Executive Compensation Approach

Our Philosophy, Objectives and Principles

The Company’s executive compensation philosophy is to attract, motivate and retain exceptionally talented executives who are passionate about the Company’s mission to help consumers manage their weight in a healthy, sensible, efficacious and sustainable manner. In furtherance of this philosophy, our executive compensation program is designed to achieve three key objectives:

•

Attract, Motivate and Retain Exceptional Talent. Ensure that executive compensation serves to attract, motivate and retain exceptionally talented executives critical to our near- and long-term success.

•

Pay for Performance. Align executive compensation with performance measures that ensure a strong connection between executive compensation and both (i) Company and individual performance on near- and long-term strategic and financial goals and (ii) creation of shareholder value.

•

“Living” Company Values. Ensure that executive compensation directly supports the eight key Company values tied to our organizational success that the named executive officers, as well as all of our employees everywhere, need to demonstrate and adhere to on a daily basis in the performance of their duties.

The following principles guide us in developing executive compensation programs and setting total compensation levels for executives:

•	Compensation levels should be closely tied to the performance and success of the Company as well as the executive’s contribution to the Company’s performance and success.

•	Compensation programs should offer an opportunity for greater compensation for exceptional and superior performance, balanced by the risk of lower compensation when performance is less successful.

•	While incentivizing strong Company performance and success, compensation programs should not encourage excessive risk taking.

•

The mix and level of compensation for an executive should reflect the importance of the executive to the Company, competition for that executive’s talent, and relative levels of compensation for other executives at the Company.

Elements of Executive Compensation

In furtherance of our compensation philosophy and in order to achieve the three objectives listed above, for the Company’s executive compensation program in fiscal 2013, we used the following compensation elements:

•	Base salary;

•	Cash bonuses such as an annual, performance-based cash bonus;

•	Long-term equity or other incentive compensation such as stock options and RSUs;

•	Retirement and deferred compensation plans, and agreements defining when termination payments and other benefits are payable upon a change of control of the Company or otherwise; and

•	Benefits and perquisites.

These elements combine to promote the Company’s compensation philosophy and achieve the Company’s compensation objectives as described above. Base salary, retirement and deferred compensation plans, change of control and other termination payments and benefits, special cash bonuses, and perquisites and other benefits provide a basic level of compensation that helps attract, motivate and retain exceptionally talented executives. Increases in base salary and annual, performance-based cash bonuses reward achievement of annual goals important to the Company’s near- and long-term financial and strategic success and the executive’s adherence to, and demonstration of, the Company’s values. Equity-based incentive compensation aligns an executive’s compensation directly with the creation of shareholder value by rewarding performance and serves as a form of compensation to attract, motivate and to help retain the executive over time.

For senior executives, including the named executive officers, the Company believes that variable compensation such as equity-based and performance-based compensation should be a higher percentage of total compensation than for less senior executives. We feel that this type of compensation relates most directly to achievement of business, strategic and financial objectives and goals and to building shareholder value, and the performance of senior executives has a strong and direct impact on achieving these objectives and goals.

In making decisions with respect to any element of an executive’s compensation, the Company considers the total current compensation that may be awarded to the executive, including base salary, annual, performance-based cash bonus and long-term equity incentive compensation. The Company’s goal is to award compensation that is reasonable in relation to the Company’s compensation philosophy and objectives when all elements of potential compensation are considered.

Competitive Considerations

The Company is a unique, global organization that operates and recruits across diverse markets and types of business lines and necessarily must make each compensation decision in the context of the particular situation, including the characteristics of the executive’s specific role, responsibilities, qualifications and experience. The Company takes into account general information about the competitive market for talent, but because of the uniqueness and mix of business in which the Company is engaged, the Company believes that strict benchmarking against a select group of companies does not provide a meaningful basis for establishing compensation. Therefore, the Company does not attempt to maintain a specific target percentile with respect to a specific list of peer or benchmark companies in determining compensation for senior executives, including named executive officers. However, the Company does periodically review information regarding compensation trends and levels from a variety of sources in order to obtain a general understanding of current compensation practices. These sources vary depending on the position as well as geography. These sources include broad public company indexes and resources and market data provided by outside executive recruiting and consulting firms. For example, in fiscal 2013, at the Compensation Committee’s request, Pearl Meyer & Partners (“PM&P”), an independent executive compensation consulting firm, provided the Compensation Committee with feedback on a potential long-term incentive performance plan. In addition, in fiscal 2013, the Compensation Committee reviewed general market data related to performance-vesting option awards provided by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, in connection with the Compensation Committee’s engagement of FW Cook as further discussed below.

Policy Regarding Executive Stock Ownership

The Company has no formal policy regarding stock ownership or retention by the Company’s senior executives, including the named executive officers. However, the Company encourages senior executives to retain ownership of a portion of the equity-based incentive compensation that they have been awarded. The Company encourages this equity retention so that our senior executives’ interests are more closely aligned with the interests of our shareholders.

Determination of Executive Compensation

Roles and Responsibilities

The Compensation Committee determines the compensation for each of the named executive officers. All three Compensation Committee members are non-management directors of the Company. From time to time during the fiscal year, the Compensation Committee reviews the base salary, bonus, equity-based incentive compensation and other material benefits, direct and indirect, of the named executive officers.

The Chief Executive Officer does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation. At the Compensation Committee’s request, the Chief Executive Officer reviews the performance of the other named executive officers. No other senior executive, except the Company’s principal human resources executive, has any regular input into executive compensation decisions. The Compensation Committee gives consideration, when determining appropriate executive compensation, to the named executive officer’s impact on the Company’s results, scope of responsibility, past accomplishments, data on prevailing compensation levels, prior experience and other similar factors. The Compensation Committee also gives considerable weight to the Chief Executive Officer’s evaluation of the other named executive officers because of his direct knowledge of each executive’s performance, responsibilities and contributions. For each named executive officer, the Compensation Committee determines each component of compensation based on its assessment of the executive’s achievement of his or her individual performance goals and objectives as well as the Company’s overall achievement of its goals and objectives.

From time to time, the Compensation Committee has engaged outside executive recruiting and consulting firms to review aspects of the executive compensation program for the Company’s executives. The Compensation Committee periodically seeks input from these outside consulting firms on a range of external market factors, including evolving compensation trends and market survey data. These outside consulting firms may also provide general observations on the Company’s compensation programs, but do not determine the amount or form of compensation for any executive. The Compensation Committee considers these inputs, observations and information as one factor in making decisions with respect to compensation matters along with information and analyses it receives from management and its own judgment and experience. The Compensation Committee has the ultimate authority to engage compensation consultants.

In fiscal 2013, at the Compensation Committee’s request, PM&P provided limited feedback on a potential long-term incentive performance plan, including assistance with valuation services to help determine the accounting impact of such a plan. These services were limited to the first half of fiscal 2013. The Compensation Committee also engaged FW Cook in fiscal 2013 to provide information on the design and financial implications of performance-vesting option awards for employees, including the named executive officers. FW Cook also advised the Compensation Committee with respect to the number of shares subject to the proposed 2014 Plan. This engagement commenced during the second half of fiscal 2013 and continued through the first quarter of fiscal 2014.

Unless specifically required by law or local practice, the Company generally does not employ executives pursuant to employment agreements. Other than Mr. Rosengarten, who had an employment agreement in accordance with local practice in Australia, none of the named executive officers has an employment agreement with the Company.

Base Salary

The objective of base salary is to provide fixed compensation to an executive that reflects his or her job responsibilities and performance. Base salary is determined for the named executive officers by the Compensation Committee based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, prior experience and past accomplishments. In addition, the Compensation Committee reviews data on prevailing compensation levels to obtain a general understanding of current base salary practices.

Base salary levels are reviewed and approved by the Compensation Committee annually, typically in the first fiscal quarter, as part of the Company’s performance review process as well as upon a promotion or other change in job responsibilities. Base salary levels are based on the Compensation Committee’s evaluation of the individual’s strengths, development and expected future contributions with respect to the goals and objectives relevant to the individual’s compensation, as well as the Company’s overall financial performance and other general economic factors in the marketplace such as inflation. In addition, the Compensation Committee compares the base salaries of the named executive officers to ensure internal equity.

Cash Bonuses

Annual, Performance-Based Cash Bonus

The Company’s executive compensation program provides for a variable cash bonus that is linked to annual performance. The objective of this compensation element is to compensate executives annually based on the achievement of specific individual and Company annual performance objectives.

Each named executive officer’s annual cash bonus is determined as a percentage of the executive’s base salary. As with base salary, the Compensation Committee determines each named executive officer’s annual target bonus percentage based on its subjective evaluation of a variety of factors, including the executive’s position, level and scope of responsibility, and review of data on prevailing compensation practices and levels. From time to time, the Compensation Committee reviews executives’ annual target bonus percentages and may make adjustments based on the Compensation Committee’s evaluation of an executive’s strengths, development and expected future contributions, changes in the executive’s responsibilities and internal pay equity, as well as its review of data on prevailing compensation practices and levels.

Each year, the target cash bonus payout of each named executive officer, except the Company’s Chief Executive Officer, may be over- or under-achieved based on a combination of the achievement of the Company’s financial performance goals in the fiscal year and the named executive officer’s performance during the fiscal year against his or her individual performance goals.

In fiscal 2013, for Mr. Chambers, the Company’s overall financial performance for the fiscal year determined 100% of his annual, performance-based cash bonus, pro-rated from July 30, 2013 (the date he was appointed President and Chief Executive Officer); and, for the pro-rated period from January 4, 2013 (his date of hire) to July 29, 2013, the Company’s overall financial performance determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. In fiscal 2013, for Mr. Kirchhoff, the Company’s overall financial performance for the fiscal year was set to determine 100% of his annual, performance-based cash bonus. In fiscal 2013, for Mr. Hotchkin, the Company’s overall financial performance for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%. In fiscal 2013, for Ms. Lysyj, a combination of the Company’s overall financial performance (25%) and the financial performance of the NACO business (75%) for the fiscal year determined 75% of her annual, performance-based cash bonus and her individual performance determined the remaining 25%. In fiscal 2013, for Mr. Basone, a combination of the Company’s overall financial performance (33%) and the financial performance of WeightWatchers.com (67%) for the fiscal year was set to determine 75% of his annual, performance-based cash bonus and his individual performance was set to determine the remaining 25%. In fiscal 2013, for Mr. Rosengarten, a combination of the Company’s overall financial performance (25%) and the financial performance of the WWI Asia Pacific business (75%) for the fiscal year was set to determine 75% of his annual, performance-based cash bonus and his individual performance was set to determine the remaining 25%. Since Mr. Kirchhoff, Mr. Basone and Mr. Rosengarten resigned prior to the Company paying the fiscal 2013 annual, performance-based cash bonuses in March 2014, they were not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2013. However, pursuant to the terms of his retention agreement with the Company, Mr. Basone received a pro rata portion of his fiscal 2013 annual, performance-based cash bonus as described in more detail in “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers”.

Deductibility of Annual, Performance-Based Cash Bonus under Section 162(m)

The Compensation Committee believes it is in the best interests of the Company and its shareholders for the Company to provide an annual, performance-based cash bonus to executive officers that can be deducted by the Company for federal income tax purposes. Therefore, with respect to fiscal 2013, the Compensation Committee approved an annual, performance-based cash bonus scheme under the 2008 Plan which provides certain of the Company’s senior executive officers selected by the Compensation Committee the opportunity to receive an annual, performance-based cash bonus with respect to fiscal 2013 that is intended to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m). All of our named executive officers, other than Ms. Lysyj who commenced employment with us in November 2013, were selected by the Compensation Committee to participate in this annual, performance-based cash bonus scheme under the 2008 Plan. While Mr. Hotchkin was selected to participate, given his position as Chief Financial Officer, his annual, performance-based cash bonus is not subject to the deduction limitations under Section 162(m).

Annual, performance-based cash bonuses under the 2008 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) are funded upon the Company achieving a minimum of $100.0 million of operating income, as reported in the Company’s audited financial statements, for fiscal 2013. The Compensation Committee selected this financial measure because it is an important indicator of the Company’s financial performance during the fiscal year and shareholder value. Upon achievement of this financial measure, the maximum award payable to a participating senior executive is 200% of his or her target bonus percentage amount. However, this maximum award amount is not an expectation of the actual annual, performance-based cash bonus that will be paid. Rather, these amounts represent the maximum amount of bonus awards that the Compensation Committee may approve as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m). Once the operating income financial measure is determined to be met by the Compensation Committee following the close of the fiscal year, the Compensation Committee exercises its “negative discretion” as permitted under Section 162(m) to determine the actual annual, performance-based cash bonus for each participating senior executive officer using the guidelines and performance criteria for annual, performance-based cash bonuses generally applicable to all executives as described below. If the operating income financial measure threshold under the 2008 Plan had not been met for fiscal 2013, no participating senior executive officer subject to the 2008 Plan would have received an annual, performance-based cash bonus.

General Guidelines and Performance Criteria for Annual, Performance-Based Cash Bonuses

In general, for each fiscal year, each executive, including named executive officers and other senior executive officers to which the Compensation Committee exercises “negative discretion” as permitted by Section 162(m) as described above, receives an annual, performance-based cash bonus payment between 0% and 200% of his or her target bonus percentage amount (the “Traditional Bonus Plan”). In fiscal 2013, the Compensation Committee approved certain modifications to the Traditional Bonus Plan in order to continue to incentivize participants to maximize 2013 performance given the challenging first quarter fiscal 2013 recruitment environment (the “Modified Bonus Plan”). Under the Modified Bonus Plan, an executive continued to have the opportunity to receive an annual, performance-based cash bonus payment but such bonus payment would be based upon 75% of the target bonus percentage amount in the Traditional Bonus Plan, except in the case of Ms. Lysyj whose target bonus percentage amount was fixed per her offer letter to the Traditional Bonus Plan amount. For fiscal 2013, an executive received the greater of the annual, performance-based cash bonus payment payable under the Traditional Bonus Plan and the Modified Bonus Plan. An executive’s annual, performance-based cash bonus payment is determined and computed based on the financial performance goal rating applicable to the executive for the fiscal year and, except for the term an executive serves as the Chief Executive Officer, the executive’s individual performance rating for the fiscal year.

The methodology and approach used by the Compensation Committee to determine these ratings are as follows:

Determination of Financial Performance Goal Rating

The Compensation Committee establishes the financial performance goals each year based on the Company’s target operating income objectives in the Company’s internal annual operating plan. These goals based on the Company’s initial internal annual operating plan were the applicable goals under the Traditional Bonus Plan (the “Traditional Bonus Plan Financial Goals”). For the Modified Bonus Plan, in conjunction with the approval of a new bonus payout approach based on a bonus opportunity equal to 75% of the executive’s target bonus percentage amount, the Compensation Committee reduced the financial performance goals as compared to the Traditional Bonus Plan. The Compensation Committee has selected these performance goals because they are important indicators of the Company’s financial performance during the fiscal year and shareholder value. Upon completion of the fiscal year, the Compensation Committee assesses the performance of the Company against the Company’s applicable financial performance goals by comparing the actual fiscal year results to the pre-determined target operating income objectives under each bonus plan. The Compensation Committee has reserved the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events or changes in accounting principles. The Compensation Committee believes that the evaluation of the Company’s financial performance goals are best achieved if the actual fiscal year results are adjusted to exclude these items while the target operating income objectives remain fixed.

A rating between 0% and 200% for the portion of each named executive officer’s annual cash bonus determined by the Company’s achievement of its financial performance goals under each of the Traditional Bonus Plan and the Modified Bonus Plan was determined based on the following applicable scales:

Range of Financial Performance Goal Ratings Under the Traditional Bonus Plan

Percentage of Target Operating Income Achieved during Fiscal Year	Financial Performance Goal Rating
75% or less	0%
90%	50%
100%	100%
115% and greater	200%

Range of Financial Performance Goal Ratings Under the Modified Bonus Plan

Percentage of Target Operating Income Achieved during Fiscal Year	Financial Performance Goal Rating
85% or less	0%
92.5%	50%
100%	100%
105%	150%
110% and greater	200%

The financial performance goal rating for a percentage of the operating income achieved for the fiscal year that falls between target percentages of operating income set forth above is calculated on a proportional, sliding scale between the target percentages. For example, if the Company achieves 95% of its target operating income for the fiscal year under the Traditional Bonus Plan, the financial performance goal rating for the named executive officer would be 75%.

The Compensation Committee establishes the financial performance goals so that the minimum performance level is reasonably likely to be achieved, while the target financial performance goals are more challenging. In recent fiscal years, the Company has met, exceeded and not achieved the target financial performance goals.

Determination of Individual Performance Rating

All executives, including named executive officers other than the term for which any of them served as Chief Executive Officer, have individual performance goals for each fiscal year. Typically, individual performance goals are set by the executive’s manager during the first quarter of each fiscal year and vary depending on the Company’s business and strategic plan and objectives and each executive’s individual responsibilities.

Achieving the target individual performance goal for all individual performance objectives would yield a rating of 100%. However, performance may be over- or under-achieved by the executive. An executive can receive an individual performance rating between 0% and 200% for the portion of his or her annual cash bonus determined by the executive’s individual performance. If an executive fails to achieve an individual performance rating of at least 65%, he or she is not eligible for any annual, performance-based cash bonus regardless of whether the Company achieves the threshold financial performance goals for the year. Typically, the Chief Executive Officer initially determines the individual performance rating for the other named executive officers. This rating is then reviewed by the Compensation Committee when it approves the named executive officers’ annual, performance-based cash bonuses.

Payout of Annual, Performance-Based Cash Bonus

After the close of a fiscal year, the Compensation Committee determines and approves the amount of the annual, performance-based cash bonus to be paid to each named executive officer. The payout typically occurs in March of the fiscal year following the fiscal year to which the annual, performance-based cash bonus relates. There is no provision for the adjustment or recovery of a cash bonus paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller or larger bonus. However, the annual cash bonus is not paid until after the completion of the annual audit of the Company’s financial statements by the Company’s independent registered public accounting firm for the applicable fiscal year.

Other Cash Bonuses

From time to time, in order to attract or retain executive talent, the Compensation Committee may award other cash bonuses to executives.

Long-Term Equity Incentive Compensation

The Compensation Committee may periodically award executives, including the named executive officers, stock options, RSUs and/or other equity-based awards. The principal objective of the Company’s long-term equity incentive compensation program is to align compensation for executives over a multi-year period directly with the interests of shareholders of the Company. The Company believes that granting equity-based awards provides executives with a strong financial incentive to maximize shareholder returns over the longer term. The Company also believes that the practice of granting equity-based awards is important in retaining, motivating and recruiting the key talent necessary to ensure the Company’s continued success.

Mix of Equity Incentive Compensation

The Company’s long-term equity incentive compensation has historically taken the form of a mix of non-qualified stock option and RSU awards. These two vehicles reward shareholder value creation in slightly different ways. Stock options (which historically have had exercise prices equal to the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE) reward executives only if the stock price increases in comparison to the exercise price on the date of grant. Thus, stock options directly reward creation of shareholder value after the grant date. RSUs (which vary in value depending on the stock price of our Common Stock prior to vesting) are impacted by all stock price changes, so the value to executives is affected by both increases and decreases in stock price from the market price at the date of grant. Although an RSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation. In fiscal 2011, fiscal 2012 and fiscal 2013, long-term equity incentive compensation of named executive officers took the form of a combination of non-qualified stock option and RSU awards. The Compensation Committee has historically believed that a mixture of stock options and RSUs is the most appropriate form of long-term equity incentive compensation to award our executives. The Compensation Committee may in the future adjust this mix of award types or approve different award types as part of the further development of its long-term equity incentive compensation program.

Stock Option Awards Generally

The vesting of stock options is generally solely time-based (“Time-Vesting Options”) and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. In fiscal 2013, the Compensation Committee made special performance-based stock option awards to certain executives, including the named executive officers, having both time- and performance-vesting criteria (“T&P Options”). See “—Types of Awards—Special Awards” for additional details on these awards. Generally, option vesting rights cease upon a holder’s termination of employment, death or disability, and exercise rights cease one year after the holder’s termination for death or permanent disability, 90 days after a holder’s termination for reasons other than for “cause,” death or permanent disability, or retirement, and immediately upon a termination for “cause.” Upon a termination for “cause” or a transfer in violation of the underlying terms and conditions of the award, all options, whether vested or unvested, generally terminate. In addition, Time-Vesting Options generally vest and become exercisable immediately prior to a change of control, and generally terminate within ten years from date of grant depending on the type of award. With respect to the T&P Options, generally, upon a change in control, the time-vesting criteria will be deemed fully satisfied and any previously unsatisfied stock price hurdles will be deemed satisfied to the extent the per share consideration received by a holder of Common Stock in connection with such change in control, if any, or otherwise the closing price of the Common Stock on the NYSE (or other national securities exchange) on the last trading day immediately prior to the date of such change in control, equals or exceeds any such stock price hurdles. The change in control treatment described in the preceding sentence applies in lieu of any other rights to equity award acceleration in connection with a change in control pursuant to the terms of any executives’ continuity agreements with the Company. The T&P Options also generally terminate within five years of the date of grant. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

RSU Awards Generally

The vesting of RSUs is generally time-based and differs depending on whether the award is an annual award, a hiring award or a special award, as described below. Generally, upon a holder’s termination of employment or transfer in violation of the underlying terms and conditions of the award, all vesting in the holder’s RSUs shall cease and the unvested portion of the RSUs shall be cancelled without payment. However, RSUs generally immediately vest on the first to occur of (1) the vesting date, (2) a change of control, (3) death of the holder and (4) the date the holder’s employment with the Company is terminated due to permanent disability. In addition, prior to the vesting of an RSU, the holder has no rights as a shareholder with respect to the shares subject to such RSU, including voting rights, except that the holder has the right to receive accrued cash dividend equivalents upon the date the RSU vests.

Types of Awards

Annual Awards. Annual awards may consist of Time-Vesting Options, RSUs or a combination of both. Stock options granted generally have three-year cliff vesting with respect to annual awards and are not subject to Company performance targets. RSUs granted generally have three-year cliff vesting with respect to annual awards and are not subject to Company performance targets. Annual awards constituting stock options generally terminate on the tenth anniversary of their grant date. The Company’s historic practice was to grant annual awards in March of each year. In fiscal 2012, the Compensation Committee determined to grant annual awards in two equal installments: the first on May 15th of each year and the second on November 15th of each year; provided, however, in the event such date falls on a weekend, the applicable grant shall be made on the trading day of the NYSE immediately preceding that date. See “—Equity Grant Procedures” for additional details on annual awards.

Hiring Awards. Hiring awards may consist of Time-Vesting Options or a combination of RSUs and Time-Vesting Options. Historically, hiring awards for newly-hired named executive officers were granted promptly following their hire with their first day of employment coinciding with the grant date of the award. These stock options and RSUs granted on the first day of employment vest proportionately and become exercisable in annual increments over a three- to five-year period. In addition, from time to time, hiring awards for newly-hired named executive officers are structured such that the stock options and RSUs awarded are granted in two equal installments with grant dates that align with the grant dates of the annual awards made in the fiscal year of hire. In such cases, when a newly-hired named executive officer commences employment after May 15th, the grant date of the first installment has typically been the first day of employment. These stock options and RSUs that are aligned with annual awards generally vest proportionately and become exercisable in annual increments over a three- to five-year period and/or have three-year cliff vesting. The Compensation Committee may establish separate vesting and exercisability for each installment. Hiring awards constituting stock options generally terminate on the tenth anniversary of their grant date.

Special Awards. From time to time, special awards of stock options, RSUs or a combination of both may be made to certain named executive officers in connection with a promotion or other special circumstance. With respect to stock options and RSUs granted, vesting and exercisability are established at the time the Compensation Committee grants special awards. Historically, these special awards generally have time-based vesting criteria in the form of annual increments over five years and terminate on the tenth anniversary of their grant date.

In the second half of fiscal 2013, the Compensation Committee reviewed the benefits and market trends related to performance-based long-term equity awards. The Compensation Committee considered the current transformational strategy of the Company and the role that certain executives would play in executing that strategy, information on general market long-term equity incentive compensation trends and design alternatives provided by FW Cook, current market trends in our Common Stock, as well as the Compensation Committee’s members’ experience with equity compensation programs at other companies. See “—Determination of Executive Compensation—Risks and Responsibilities” for additional details on our engagement of FW Cook. Following this review, the Compensation Committee determined to grant special T&P Option awards to certain executives in fiscal 2013, including the named executive officers. The time-vesting criteria of these T&P Options will fully vest on the third anniversary of the grant date. With respect to the performance-vesting criteria, these T&P Options will fully vest in 20% increments upon the first date that the average closing price of our Common Stock on the NYSE (or other national securities exchange) for the 20 consecutive preceding trading days is equal to or greater than the following stock price hurdles: (i) 150% of the exercise price, (ii) 175% of the exercise price, (iii) 200% of the exercise price, (iv) 225% of the exercise price, and (v) 250% of the exercise price. These T&P Options expire on the fifth anniversary of their grant date.

Equity Grant Procedures

The Compensation Committee administers our stock plans. In fiscal 2012, the Compensation Committee determined that the Company’s equity grant procedures should be revised to no longer base awards on a particular amount of shares but to base awards on an aggregate dollar amount based on a percentage of an executive’s base salary which would then be converted into a number of stock options and/or RSUs as described below. For awards that include both stock options and RSUs, the aggregate dollar amount is divided between stock options and RSUs based on percentage amounts approved by the Compensation Committee, with the dollar value for stock options being a higher percentage of the aggregate dollar amount in the case of senior executives given their performance has a more direct impact on the Company achieving its objectives and goals.

Additionally, the Compensation Committee determined that to reduce the exposure of annual awards to market volatility, among other things, annual awards would no longer be granted in one installment but, starting with annual awards made in fiscal 2012, would be granted in two equal installments. The first installment of an annual award is granted on May 15th of each year and the second installment of an annual award is granted on November 15th of each year; provided, however, in the event such grant date falls on a weekend, the applicable grant shall be made on the trading day of the NYSE immediately preceding that date. To provide for these two grant dates for annual awards, and any hiring award or special award that contemplates two or more grant dates, the aggregate dollar amounts allocated to either stock options or RSUs, as applicable, is divided evenly by the applicable number of grant dates and the resulting dollar amounts are then converted into stock options and/or RSUs per grant date as described below.

The number of Time-Vesting Options granted is determined based on the Black-Scholes value of an option with respect to our Common Stock one week before the applicable grant date. The number of T&P Options granted is determined based on the Monte Carlo simulation value of an option with respect to our Common Stock one week before the applicable grant date. The number of RSUs granted is determined based on the closing price of our Common Stock one week before the applicable grant date.

Our stock options have historically been generally granted at an exercise price determined by calculating the average of the closing prices of the shares of our Common Stock on the grant date and the four previous trading days on the NYSE, with all required approvals obtained in advance of or on the actual date of grant. In certain circumstances, this may result in an exercise price in excess of or less than the closing price of the Company’s Common Stock on the grant date. All awards to named executive officers require the approval of the Compensation Committee or the Board of Directors.

Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements

The objectives of the Company’s retirement and deferred compensation plans and other retirement arrangements are to help provide financial security into retirement, reward and motivate tenure and retain talent in a competitive market. In addition, the objective of the Company’s termination payments to senior executives in the event of a change of control is to motivate certain executives to remain with the Company despite the uncertainty that may arise in the context of change of control situations.

Savings Plans

We sponsor a savings plan for salaried and certain hourly U.S. employees, including our U.S. named executive officers. The savings plan is a tax-qualified 401(k) retirement savings plan pursuant to which participants are able to contribute, on a pre-tax basis, up to the lesser of 50% of their eligible earnings and the limit prescribed by the Internal Revenue Service. The Company will match dollar-for-dollar 100% of the participant’s tax deferred contributions up to 3% of the participant’s eligible earnings. All participant contributions to the savings plan are fully vested upon contribution. All matching contributions by the Company become vested on the date on which the participant’s aggregate service to the Company totals three years. Matching contributions also fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”.

We also make contributions on behalf of eligible Australian employees, including Mr. Rosengarten, to Australian superannuation funds for retirement savings. Employers are required to contribute on a participant’s behalf at least 9.25% (legislative changes dictated an increase from 9.0% to 9.25% on July 1, 2013) of his or her ordinary earnings, up to the “maximum contribution base” as determined by the Australian Taxation Office, to such funds. Any contributions by the Company are fully credited upon contribution. In accordance with his employment agreement dated January 25, 2012, the Company made an annual contribution of AUD$25,000 on Mr. Rosengarten’s behalf to such an Australian superannuation fund of his choice.

Executive Profit Sharing Plan

We have also established a non-qualified executive profit sharing plan for U.S. management personnel, including the U.S. named executive officers. The executive profit sharing plan provides for a guaranteed monthly Company contribution for each participant based on the participant’s age and the participant’s eligible earnings. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. The Company will also credit each participant’s executive profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%.

The following table sets forth the guaranteed monthly contribution amounts based on selected ages of a participant:

Age of Participant	Guaranteed Monthly Contribution of Participant’s Eligible Earnings
35-39	2.50%
40-44	3.50%
45-49	4.50%
50-54	5.50%
55-59	6.00%
60 and Over	6.50%

Historically, the Company has approved supplemental contributions ranging from 50% to 100% of the aggregate guaranteed contribution amount for the applicable fiscal year. For fiscal 2013, the Company did not approve a supplemental contribution.

Contributions to a participant’s executive profit sharing account are fully vested upon the date on which the participant’s aggregate service to the Company totals three years. Contributions also generally fully vest immediately upon the participant reaching the age of 65, becoming permanently disabled or dying, or being terminated by the Company without “cause”. Generally, the vested contributions to a participant’s executive profit sharing account are paid to the participant, or his or her beneficiary or legal representative, as the case may be, following the participant’s termination of employment with the Company other than termination by the Company for “cause” in which case all benefits are forfeited by the participant. The timing of any such distribution following termination is subject to the terms of the executive profit sharing plan. The executive profit sharing plan also provides for certain early payments from a participant’s executive profit sharing account in limited hardship situations subject to the terms of the plan.

Termination Payments upon a Change of Control

The Company has determined that it is in the best interests of its shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of control of the Company. Therefore, the Company has entered into continuity agreements with each of the named executive officers and certain other senior executives.

Each agreement generally has an initial term of two to three years from the date of execution and continues to renew annually thereafter unless the Company provides 180-day advance written notice to the executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreement) of us, the term of the agreement may not terminate until the second anniversary of the date of the change in control.

The continuity agreements for Mr. Chambers and Mr. Hotchkin provide that, among other benefits discussed more fully below in the section entitled “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon a Change of Control—Continuity Agreements”, if (a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement), then he is entitled to receive, among certain other payments and benefits, a lump sum cash payment equal to three times the sum of (x) the named executive officer’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the named executive officer’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given).

The continuity agreement for Ms. Lysyj and certain other senior executives who are not named executive officers have similar terms and conditions as described above but entitle the executive to receive, among certain other payments and benefits, a lump sum cash payment equal to two times the sum of (x) the executive’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given), and (y) the executive’s target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given).

Other Retirement, Separation, Retention or Severance Arrangements

The Company has no formal policy regarding retirement arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual retiring, has approved retirement arrangements for certain named executive officers and other senior executives. Additionally, with respect to those executives, including the named executive officers, with whom the Company has entered into a continuity agreement as described above, the Company has agreed to pay such executives upon their retirements amounts unvested in the Company’s qualified defined contribution plan and a pro rata portion of their annual, performance-based cash bonuses as set forth therein.

The Company also has no formal policy regarding separation arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual’s separation from the Company, has approved separation arrangements for certain named executive officers. For example, in connection with Mr. Kirchhoff’s resignation from the Company effective August 30, 2013, the Company and Mr. Kirchhoff entered into a separation agreement, dated July 30, 2013. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding the payments made to Mr. Kirchhoff under his separation agreement.

The Company also has no formal policy regarding retention arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the role and skill set of the individual as well as the transition needs of the Company, has approved retention arrangements for certain named executive officers and other senior executives. For example, in February 2013, the Company announced the resignation of Mr. Basone from his positions with the Company effective May 31, 2013. In connection with his resignation, the Company and Mr. Basone entered into a retention agreement, dated February 12, 2013, with respect to his continued employment with the Company until his departure date. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding Mr. Basone’s retention agreement.

Additionally, the Company has no formal policy regarding severance arrangements. From time to time, the Compensation Committee or the Board of Directors in its discretion, based upon the nature and circumstances of the individual being hired, has approved separate severance arrangements for certain named executive officers and other senior executives. For example, in connection with Mr. Chambers being appointed President and Chief Executive Officer, the Company and Mr. Chambers entered into a letter agreement on July 30, 2013 amending his offer letter dated December 6, 2012 to provide for the following severance benefits upon his termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”: (x) a lump sum cash payment equal to 12 months of base salary plus his target annual bonus for the year in which such termination occurred and (y) 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. In addition, to the extent that any restrictive covenants Mr. Chambers may be subject to expire by their terms prior to the 12-month anniversary of any such termination, he agrees that such covenants shall be extended through such date. In accordance with Mr. Hotchkin’s offer letter dated July 2, 2012, upon termination by the Company for any reason other than those set forth in his continuity agreement or for “cause”, Mr. Hotchkin will receive a lump sum cash payment equal to six months of salary and six months of continued health coverage under the Company-sponsored health plans on the same basis available to him immediately prior to termination. In accordance with Ms. Lysyj’s offer letter dated October 7, 2013, upon termination by the Company for any reason other than those set forth in her continuity agreement or for “cause”, Ms. Lysyj will receive a lump sum cash payment equal to 12 months of salary and 12 months of continued health coverage under the Company-sponsored health plans on the same basis available to her immediately prior to termination.

In connection with Mr. Rosengarten’s resignation from the Company effective October 31, 2013, other than retaining his Company-issued laptop computer, he did not receive any severance or additional benefits. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for additional details.

Benefits and Perquisites

The Company provides benefits to its salaried employees including health care coverage, life and disability insurance protection, reimbursement for educational expenses, a wellness-related allowance and access to favorably-priced group insurance coverage. The Company provides these benefits to help alleviate the financial costs and loss of income arising from illness, death or disability, to encourage ongoing education in job-related areas, and to allow employees to take advantage of reduced insurance rates available for group policies. In addition to the benefits provided to salaried employees generally, the Company provides named executive officers with certain perquisites that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include cost of living, housing, car and/or transportation allowances and reimbursement of costs associated with relocation, temporary living arrangements and mobile devices (which are permitted to be used for personal matters). The Compensation Committee periodically reviews the levels of benefits and perquisites provided to named executive officers.

Tax and Accounting Implications

Excess Parachute Payment Excise Taxes

If under the terms of a continuity agreement (i) it is determined that certain payments and benefits provided under the agreement and under any other plan or arrangement with the Company and its affiliates in the aggregate (the “parachute payment”) would be subject to the excise tax imposed under Section 4999 of the

Internal Revenue Code, or to any similar tax, and the aggregate value of the parachute payment exceeds a certain threshold amount calculated under the Internal Revenue Code by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

Internal Revenue Code Section 409A

If, under the continuity agreements or our stock plans, any payments or benefits that the Company would be required to provide under the continuity agreements or any of our stock plans cannot be provided in the manner contemplated in the continuity agreements or under the applicable plan without subjecting the executive to income tax under Section 409A of the Internal Revenue Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive without materially increasing the aggregate cost to the Company.

The Section 162(m) of the Internal Revenue Code $1 Million Deduction Limit

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for compensation over $1.0 million paid in any fiscal year to the company’s chief executive officer or to any of up to three other executive officers (excluding the company’s principal financial officer) whose compensation must be included in the proxy statement of the company because they are the most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Our shareholder approved incentive plans are structured to provide that certain awards may be made in a manner to qualify for this exemption. The Compensation Committee seeks to structure performance-based compensation for our named executive officers in a manner that complies with Section 162(m) of the Internal Revenue Code in order to provide for the deductibility of such compensation. However, the Compensation Committee may authorize compensation in excess of $1.0 million that is not performance-based under Section 162(m) of the Internal Revenue Code if it believes doing so is in the best interests of the Company and its shareholders.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with FASB ASC Topic 718. The Compensation Committee believes, however, that the many advantages of equity-based compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

2013 Executive Compensation Determinations

The following is a discussion of the specific factors considered in determining base salary, cash bonuses and payments, including the annual, performance-based cash bonus, and long-term equity incentive compensation for the named executive officers for fiscal 2013. There were no material changes in fiscal 2013 for the named executive officers in the policies governing retirement and deferred compensation plans, termination payments upon a change of control of the Company, perquisites or other benefits.

Base Salary

Other than for Mr. Chambers, no actions were taken during fiscal 2013 with respect to the base salaries of the named executive officers. The following table sets forth the base salaries of the named executive officers during fiscal 2013:

Named Executive Officer	Action
James R. Chambers(1)	Employment commenced on January 4, 2013 with a base salary of $700,000 and was subsequently increased to $1,000,000 effective July 30, 2013

David P. Kirchhoff(2)	$1,000,000

Nicholas P. Hotchkin	$475,000

Lesya Lysyj	Employment commenced on November 25, 2013 with a base salary of $525,000

Michael Basone(3)	$447,783

Bruce Rosengarten(4)	$460,000

(1)	Mr. Chambers’ base salary was increased on July 30, 2013 when he was appointed President and Chief Executive Officer.

(2)	Mr. Kirchhoff resigned from his position as Chief Executive Officer effective July 30, 2013 and subsequently departed from the Company on August 30, 2013.

(3)	Mr. Basone resigned from his position as President, WeightWatchers.com and Chief Technology Officer effective May 31, 2013.

(4)	Mr. Rosengarten resigned from his position as President, Asia Pacific effective October 31, 2013.

Mr. Chambers’ and Ms. Lysyj’s employment with the Company commenced on January 4, 2013 and November 25, 2013, respectively. In determining their respective base salaries, the Compensation Committee reviewed the job responsibilities of his or her position, expected future contributions, compensation at prior employers, competitive conditions for a candidate with his or her experience and skills, and the relationship of his or her compensation to the compensation of other senior executives at the Company and determined that the base salary was appropriate to attract each to his or her new position with the Company given his or her experience and skills and the competitive environment, to ensure retention and to motivate his or her future performance. The Compensation Committee decided to increase the base salary of Mr. Chambers in connection with his appointment to President and Chief Executive Officer upon review of the increased job responsibilities of his new position and his expected future contributions.

Cash Bonuses and Payments

Annual, Performance-Based Cash Bonus

Annual Target Bonus Percentages

The following table identifies actions taken during fiscal 2013 with respect to the annual target bonus percentages of the named executive officers:

Named Executive Officer	Action
James R. Chambers	Increase in annual target bonus percentage from 75% to 100%

Lesya Lysyj	Employment commenced on November 25, 2013 with an annual target bonus percentage of 60%

The Compensation Committee decided to increase Mr. Chambers’ annual target bonus percentage on July 30, 2013 after reviewing the change of his responsibilities resulting from his appointment as President and Chief Executive Officer, competitive conditions and the relationship of his compensation to the compensation of other senior executives at the Company.

Annual, Performance-Based Cash Bonus Plan

For fiscal 2013, the Company had to achieve at least $100.0 million of operating income for the named executive officers, other than Ms. Lysyj, to be eligible to receive an annual, performance-based cash bonus. The Company reported operating income of $460.8 million. The Compensation Committee then exercised its “negative discretion” to determine the actual annual, performance-based cash bonus for Mr. Chambers and Mr. Hotchkin using the guidelines and performance criteria generally applicable to executives of the Company under the Modified Bonus Plan, given such plan yielded a higher bonus amount than the Traditional Bonus Plan. The Compensation Committee also used such Modified Bonus Plan guidelines and performance criteria to determine the annual, performance-based cash bonus for Ms. Lysyj subject to the terms of her offer letter.

Under the Modified Bonus Plan, the Company’s global financial performance goal for fiscal 2013 for annual, performance-based cash bonuses paid to executives generally was equal to the Company’s target operating income of $456.8 million. The operating income of the Company for fiscal 2013, as adjusted by the Compensation Committee to exclude certain unusual or infrequently occurring events, including costs related to the Company’s shutdown of its China operations, impairment charges related to franchise rights acquired for its Mexico operations, certain audit and other costs associated with the acquisition of a Canadian franchise, and an accrual related to taxes, was $466.1 million. Based on the global financial performance goal under the Modified Bonus Plan and adjusted operating income results, the Company achieved a global financial performance goal rating of 120.4% (90.3% after giving effect to the payout impact of the 75% reduction in the named executive officer’s target percentage bonus amount) with respect to fiscal 2013. In addition, based on the NACO financial performance goal under the Modified Bonus Plan and adjusted NACO operating income results, excluding certain audit and other costs associated with the acquisition of a Canadian franchise, NACO achieved a financial performance goal rating of 105.7% (79.3% after giving effect to the payout impact of the 75% reduction in the named executive officer’s target percentage bonus amount) with respect to fiscal 2013.

The following table shows the annual target bonus percentage, the overall rating and the related actual bonus paid for each of the named executive officers for fiscal 2013 under the Modified Bonus Plan:

Named Executive Officer	Target Bonus (as a % of Fiscal Year Base Salary)(1)		Overall Performance- Based Bonus Rating(2)		Actual Performance- Based Cash Bonus		Actual Performance- Based Bonus (as a % of 2013 Base Salary(3))
James P. Chambers	75%;100	%(4)	92.4%		$643,956	(5)	80.9%
David P. Kirchhoff(6)	100%		—		—		—
Nicholas P. Hotchkin	65%		94.0%		$290,186		61.1%
Lesya Lysyj	60%		100	%(7)	$315,000	(8)	60.0	%(8)
Michael Basone(6)	60%		—		—		—
Bruce Rosengarten(6)	60%		—		—		—

(1)	Under the Modified Bonus Plan, such target amount (except in the case of Ms. Lysyj) was equal to 75% of the amount specified.

(2)	Ratings were determined by a combination of the applicable financial performance goal rating and individual performance rating, except for the time during which Mr. Chambers served as President and Chief Executive Officer for which there was only a financial performance goal rating.

(3)	See base salary of Ms. Lysyj and for other named executive officers the salary amounts reported in the column “Salary” of the Summary Compensation Table.

(4)	Mr. Chambers’ annual, performance-based cash bonus for fiscal 2013 was pro-rated using the target bonus percentages applicable for the positions he held during fiscal 2013: 75% for his role as President and Chief Operating Officer and 100% for his role as President and Chief Executive Officer.

(5)	Amount shown reflects a pro-rated, annual, performance-based cash bonus based on both his January 4, 2013 employment start date and the target bonus percentages, and applicable financial and individual performance goals, as applied to the applicable base salary for the positions Mr. Chambers held during fiscal 2013.

(6)	Since the named executive officer resigned from the Company prior to the Company paying the fiscal 2013 annual, performance-based cash bonuses in March 2014, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2013. However, Mr. Basone did receive a pro-rated, annual, performance-based cash bonus pursuant to the terms of his retention agreement. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for additional details.

(7)	Pursuant to the terms of Ms. Lysyj’s offer letter dated October 7, 2013, both the Company’s financial performance goal rating and her individual performance rating could not be less than 100%.

(8)	While Ms. Lysyj began serving as the Company’s President, North America on November 25, 2013, pursuant to the terms of her offer letter dated October 7, 2013, the amount shown reflects an annual, performance-based cash bonus based on a full year of employment.

Other Cash Bonuses and Payments

In order to attract Ms. Lysyj to the position of President, North America, the Compensation Committee determined to pay her a sign-on cash bonus of $170,000 in connection with the commencement of her employment with the Company. Ms. Lysyj must repay the sign-on bonus received by her to the Company if she voluntarily resigns or is terminated for “cause” prior to November 25, 2014, the one-year anniversary of her employment date.

In connection with Mr. Kirchhoff’s resignation, and pursuant to the terms of his separation agreement, Mr. Kirchhoff was paid a lump sum cash payment equal to $2,000,000. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding Mr. Kirchhoff’s separation agreement.

In connection with Mr. Basone’s resignation, and pursuant to the terms of his retention agreement, Mr. Basone was paid a retention cash bonus equal to $671,675 and a $111,946 pro-rated annual, performance-based cash bonus for fiscal 2013 with both the financial performance goal and individual performance ratings fixed at 100%. See “Potential Payments upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding Mr. Basone’s retention agreement.

Long-Term Equity Incentive Compensation

Annual Awards

In determining the size and mix of named executive officers’ annual equity grant awards for fiscal 2013, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, the achievement of business, strategic, individual, and financial objectives during the prior fiscal year, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award in an aggregate dollar amount based on a percentage of the executive’s base salary as appropriate to reward and incentivize performance, ensure retention, and maintain appropriate compensation differentials among senior executives. The annual award dollar amount was granted in two equal installments, other than in the case of Mr. Chambers, on May 15, 2013 and on November 15, 2013. In the case of Mr. Chambers’ annual award in fiscal 2013, the Compensation Committee decided that the dollar amount of his second installment should be increased to reflect an equal portion of an annual award at a higher bonus percentage of his new base salary, both reflective of his new position of President and Chief Executive Officer. The dollar amount for each installment was then converted into a number of Time-Vesting Options and RSUs in accordance with procedures established by the Compensation Committee. See “—Long-Term Equity Incentive Compensation—Equity Grant Procedures” above.

All named executive officers, other than Ms. Lysyj and Mr. Basone, received an annual award in fiscal 2013. Given Ms. Lysyj commenced employment on November 25, 2013, she did not receive an annual award in fiscal 2013. In connection with Mr. Basone’s resignation from the Company on May 31, 2013, he was not entitled to receive an annual award in fiscal 2013. Given Mr. Kirchhoff and Mr. Rosengarten resigned from the Company effective August 30, 2013 and October 31, 2013, respectively, prior to the grant date of the second installment, they were not eligible to receive the second installment of the annual award.

All annual awards to the recipient named executive officers in fiscal 2013 were allocated 75% to Time-Vesting Options and 25% to RSUs. In fiscal 2013, the recipient named executive officers received the following annual awards based on the percentage of his base salary, and on the grant dates, specified: Mr. Chambers (for the first installment, half of 225% of his then-current base salary and for the second installment, half of 400% of his then-current base salary) received 44,613 stock options and 4,621 RSUs on May 15, 2013 and 110,228 stock options and 14,850 RSUs on November 15, 2013; Mr. Kirchhoff (400% of his base salary) received 113,303 stock options and 11,737 RSUs on May 15, 2013; Mr. Hotchkin (175% of his base salary) received 23,545 stock options and 2,439 RSUs on May 15, 2013 and 22,906 stock options and 3,086 RSUs on November 15, 2013; and

Mr. Rosengarten (125% of his base salary) received 16,287 stock options and 1,687 RSUs on May 15, 2013. All stock options and RSUs granted to named executive officers as part of an annual award in fiscal 2013 vest 100% on the third anniversary of the applicable grant date. As a result of Mr. Kirchhoff’s and Mr. Rosengarten’s resignations effective August 30, 2013 and October 31, 2013, respectively, the above stock options and RSUs that were granted to each as his annual award in fiscal 2013 were forfeited on the applicable resignation date.

Special Performance-Based Stock Option Awards

The Compensation Committee determined that providing special performance-based stock option awards to certain executives, including the named executive officers, having both time- and performance-vesting criteria would further align the interests of our shareholders with management incentives to execute a successful transformation of the Company’s business. Mr. Kirchhoff, Mr. Basone and Mr. Rosengarten had resigned prior to the granting of the special T&P Option awards, and therefore were not entitled to receive such an award. In determining the size of the recipient named executive officers’ special T&P Option award, the Compensation Committee reviewed the total current compensation that may be awarded to the executive, expected future contributions to the transformation of the Company’s business, competitive conditions and the relationship of the executive’s compensation to the compensation of other senior executives, and determined the size of the award in an aggregate dollar amount based on a percentage of the executive’s base salary as appropriate to incentivize performance to achieve such transformation, ensure retention, and maintain appropriate compensation differentials among senior executives. The percentages for the recipient named executive officers were as follows: for Mr. Chambers, 400% of base salary, for Mr. Hotchkin, 175% of base salary and for Ms. Lysyj, 125% of base salary. The special award dollar amount was granted to senior executives in two equal installments, the first of which occurred on December 12, 2013 and the second of which occurred on April 2, 2014. The dollar amount for each installment was then converted 100% into a number of stock options in accordance with procedures established by the Compensation Committee. See “—Long-Term Equity Incentive Compensation—Equity Grant Procedures” above.

Pursuant to their respective special T&P Option award, Mr. Chambers, Mr. Hotchkin and Ms. Lysyj received the following T&P Options on the grant dates specified: Mr. Chambers received 213,675 stock options on December 12, 2013 and 328,407 stock options on April 2, 2014; Mr. Hotchkin received 44,404 stock options on December 12, 2013 and 68,247 stock options on April 2, 2014; and Ms. Lysyj received 35,056 stock options on December 12, 2013 and 53,879 stock options on April 2, 2014. These stock options vest upon the achievement of both time- and performance-vesting criteria. The time-vesting criteria will fully vest on the third anniversary of the grant date. With respect to the performance-vesting criteria, these stock options will fully vest in 20% increments upon the first date that the average closing price of our Common Stock on the NYSE (or other national securities exchange) for the 20 consecutive preceding trading days is equal to or greater than the following stock price hurdles: (i) 150% of the exercise price, (ii) 175% of the exercise price, (iii) 200% of the exercise price, (iv) 225% of the exercise price, and (v) 250% of the exercise price. These stock options expire on the five-year anniversary of the grant date. The exercise price of the stock options granted on December 12, 2013 was $32.65 per share. The exercise price for the stock options granted on April 2, 2014 was the higher of the closing price of the shares of the Company’s Common Stock on such date or the average of the closing price of the Company’s Common Stock on such date and the four previous trading days on the NYSE.

Hiring Awards

The Compensation Committee decided to grant Mr. Chambers a hiring award in an aggregate dollar amount to attract him to the position of President and Chief Operating Officer as well as to ensure retention and to reward and incentivize performance and creation of shareholder value. The aggregate dollar amount was then converted into a number of Time-Vesting Options and RSUs in accordance with procedures established by the Compensation Committee. See “—Long-Term Equity Incentive Compensation—Equity Grant Procedures” above. Mr. Chambers received a hiring award consisting of a combination of Time-Vesting Options and RSUs in the following amounts on January 4, 2013: 25,389 Time-Vesting Options and 2,577 RSUs. These stock options and RSUs granted to Mr. Chambers vest proportionately over four years on each anniversary of the grant date.

The Compensation Committee also decided to grant Ms. Lysyj a hiring award in an aggregate dollar amount to attract her to the position of President, North America as well as to ensure retention and to reward and incentivize performance and creation of shareholder value. The aggregate dollar amount was then converted into a number of Time-Vesting Options and RSUs in accordance with procedures established by the Compensation Committee. See “—Long-Term Equity Incentive Compensation—Equity Grant Procedures” above. Ms. Lysyj received a hiring award in two installments on November 25, 2013 consisting of a combination of Time-Vesting Options and RSUs in the following amounts: the first installment, 19,390 Time-Vesting Options and 2,548 RSUs, which vest proportionately over four years on each anniversary of the grant date; and the second installment, 19,019 Time-Vesting Options and 2,548 RSUs, which vest 100% on the third anniversary of the grant date.

Mix of Compensation Elements

As discussed above in “—Executive Compensation Approach—Elements of Executive Compensation”, the Company weights compensation for the named executive officers more toward variable, performance-based compensation. Approximately 79% of fiscal 2013 total compensation for named executive officers (excluding Mr. Kirchhoff and Mr. Basone) was variable, performance-based (which includes short-term variable performance-based compensation and long-term variable performance-based compensation). As reflected in the Summary Compensation Table, aggregate fiscal 2013 compensation for the named executive officers (excluding Mr. Kirchhoff and Mr. Basone) was allocated as follows:

Mix of Total Compensation in 2013(1)
Base Salary	15%
Short-Term Variable Performance-Based Compensation(2)	11%
Long-Term Variable Performance-Based Compensation(3)	68%
Other Compensation(4)	6%
Total	100%

(1)	Each of Mr. Kirchhoff and Mr. Basone was excluded from the percentage calculations because in fiscal 2013 each entered into a separation agreement and retention agreement, respectively, which contained his compensation with respect to fiscal 2013. Mr. Kirchhoff and Mr. Basone resigned from the Company effective August 30, 2013 and May 31, 2013, respectively.

(2)	Represents annual, performance-based cash bonuses reported in the column “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table.

(3)	Represents RSU and stock option awards reported in the columns “Stock Awards” and “Option Awards”, respectively, of the Summary Compensation Table.

(4)	Represents sign-on cash bonus paid to Ms. Lysyj, the guaranteed portion of Ms. Lysyj’s annual, performance-based cash bonus for fiscal 2013, contributions to the savings plan, contributions to and earnings on the executive profit sharing plan and perquisites and other personal benefits reported in the columns “Bonus”, “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”, as applicable, of the Summary Compensation Table.

Certain Elements of 2014 Executive Compensation

Annual, Performance-Based Cash Bonus for Chief Financial Officer

For fiscal 2014, the Compensation Committee determined that the Company’s overall financial performance for the fiscal year will determine 100% of Mr. Hotchkin’s annual, performance-based cash bonus. Historically, the Company’s overall financial performance for the fiscal year determined 75% of his annual, performance-based cash bonus and his individual performance determined the remaining 25%.

Annual, Long-Term Equity Incentive Compensation Awards

The Compensation Committee also determined that executives’ fiscal 2014 annual, long-term equity incentive compensation awards will consist solely of RSUs, as compared to the historic practice of awarding a mix of Time-Vesting Options and RSUs. The Compensation Committee believes that RSUs are the most appropriate form of long-term equity incentive compensation to award our executives because although an RSU’s value may increase or decrease with changes in the stock price during the period before vesting, it will have value in the long-term, encouraging retention, as well as rewarding shareholder value creation.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers as follows: for fiscal 2013, fiscal 2012 and fiscal 2011 with respect to Mr. Kirchhoff and Mr. Basone; for fiscal 2013 and fiscal 2012 with respect to Mr. Hotchkin; and for fiscal 2013 with respect to Mr. Chambers, Ms. Lysyj and Mr. Rosengarten.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)		All Other Compensation		Total
James R. Chambers	2013	$795,769	—		$842,058	$4,267,426	$643,956	$999		$194,530	(6)	$6,744,738
President and Chief Executive Officer

David P. Kirchhoff	2013	$692,308	—		$523,353	$1,589,448	—	$31,853		$2,137,935	(7)	$4,974,897
Former Chief Executive	2012	$959,615	—		$838,476	$2,447,488	$217,833	$24,505		$183,119		$4,671,036
Officer	2011	$823,462	—		$358,049	$452,888	$1,235,192	$17,833		$98,153		$2,985,577

Nicholas P. Hotchkin	2013	$475,000	—		$209,575	$1,002,433	$290,186	$1,249		$159,771	(8)	$2,138,214
Chief Financial Officer	2012	$164,423	$241,961		$151,564	$450,944	$50,472	$45		$66,585		$1,125,994

Lesya Lysyj	2013	$40,385	$212,450	(9)	$164,296	$791,635	$272,550	—	(10)	$3,779	(11)	$1,485,095
President, North America

Michael Basone	2013	$198,058	$783,621	(12)	—	—	—	$25,314		$150,144	(13)	$1,157,137
Former President,	2012	$443,146	—		$132,716	$387,408	$178,260	$21,988		$91,390		$1,254,908
WeightWatchers.com and Chief Technology Officer	2011	$426,166	—		$198,973	$251,680	$389,942	$17,685		$73,314		$1,357,760

Bruce Rosengarten(14)	2013	$388,392	—		$75,223	$228,479	—	—		$90,589	(15)	$782,683
Former President, Asia Pacific

(1)	Amounts shown reflect the named executive officer’s annual base salary earned during the fiscal year taking into account any increases in base salary during the course of the year and are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our savings plan for salaried U.S. employees. Increases, if any, in base salary for named executive officers for each fiscal year were determined following the beginning of that year. In fiscal 2013, there were no increases in base salaries for the named executive officers except for Mr. Chambers who received an increase in annual base salary in connection with his being appointed President and Chief Executive Officer. Therefore, salary earned in fiscal 2013 for Mr. Chambers reflects a base salary paid at different annual rates during such fiscal year. In addition, Mr. Chambers’ salary earned in fiscal 2013 also reflects that portion of his annual base salary earned from January 4, 2013, the day he joined the Company as its President and Chief Operating Officer. For each of Mr. Kirchhoff, Mr. Basone and Mr. Rosengarten, salary earned in fiscal 2013 reflects that portion of his annual base salary earned until his respective departure date. Ms. Lysyj’s salary earned in fiscal 2013 reflects that portion of her annual base salary earned from November 25, 2013, the date she joined the Company as its President, North America. Mr. Hotchkin’s salary earned in fiscal 2012 reflects that portion of his annual base salary earned from August 20, 2012, the date he joined the Company as its Chief Financial Officer.

(2)	Stock awards consist solely of awards of RSUs and amounts represent the aggregate grant date fair value of awards granted in each fiscal year shown calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant.

(3)	Amounts represent the aggregate grant date fair value of stock option awards granted in each fiscal year shown calculated in accordance with applicable accounting standards. The assumptions made in determining option values with respect to awards granted during fiscal 2013, fiscal 2012 and fiscal 2011 are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and Note 9 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013.

(4)	Amounts shown consist solely of the named executive officer’s annual, performance-based cash bonus. Amount shown for Mr. Chambers in fiscal 2013 reflects a pro-rated, annual, performance-based cash bonus based on both his January 4, 2013 employment start date and the target bonus percentages, and applicable financial and individual performance goals, as applied to the applicable base salary for the positions he held during fiscal 2013. Amount shown for Ms. Lysyj in fiscal 2013 reflects an annual, performance-based cash bonus based on her full annual base salary, but does not reflect the guaranteed portion of her annual, performance-based cash bonus that is reported in “Bonus” for fiscal 2013. With respect to the annual, performance-based cash bonuses for fiscal 2013, amounts shown were based on the Modified Bonus Plan. For additional details on the amounts shown for fiscal 2013, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses” above. Since Mr. Kirchhoff and Mr. Rosengarten resigned prior to the Company paying the fiscal 2013 annual, performance-based cash bonuses in March 2014, they were not eligible to receive such a bonus. Mr. Basone was entitled to a guaranteed annual, performance-based cash bonus with respect to fiscal 2013 pursuant to his retention agreement, which amount is reported in “Bonus” for fiscal 2013. Amount shown for Mr. Hotchkin in fiscal 2012 reflects a pro-rated, annual, performance-based cash bonus based on his August 20, 2012 employment start date, but does not reflect the guaranteed portion of his annual, performance-based cash bonus that is reported in “Bonus” for fiscal 2012.

(5)	Amounts shown consist solely of the aggregate earnings on the executive profit sharing plan account balance for the named executive officer, which include above-market earnings. For information on the applicable interest rate, see “Compensation Discussion and Analysis—Determination of Executive Compensation—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

(6)	Amount shown includes $47,746 in contributions by the Company to the executive profit sharing plan, $71,280 in reimbursements of temporary living costs and a tax gross-up payment of $51,373 with respect to such reimbursements as well as amounts with respect to a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Chambers’ benefit.

(7)	Amount shown includes $42,403 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to the payment of life insurance premiums, a car allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Kirchhoff’s benefit. Amount shown also reflects $2,076,490 of payments and benefits pursuant to the terms of Mr. Kirchhoff’s separation agreement (consisting of a $2,000,000 lump sum cash payment, $32,154 paid for accrued and unused vacation days and $25,000 for the payment of outplacement services as well as amounts with respect to reimbursement of legal expenses, the payment for continued health coverage under Company-sponsored health plans and the retainment of a Company-issued laptop computer). See “Potential Payments upon Termination, Retirement or Change of Control – Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding Mr. Kirchhoff’s separation agreement.

(8)	Amount shown includes $26,434 in contributions by the Company to the executive profit sharing plan, $47,252 in reimbursements of temporary living costs and travel costs between temporary and permanent living locations, $10,533 in reimbursements of mortgage costs, and tax gross-up payments of $31,405 with respect to such reimbursements as well as amounts with respect to the payment of relocation and moving costs, a car allowance, a wellness allowance, the payment of mobile device charges and contributions by the Company to its savings plan for salaried U.S. employees for Mr. Hotchkin’s benefit.

(9)	Ms. Lysyj received a $170,000 sign-on cash bonus in connection with her joining the Company on November 25, 2013. The sign-on cash bonus is subject to repayment to the Company if Ms. Lysyj voluntarily resigns or is terminated for “cause” during the 12 month period following her first day of employment. In addition, pursuant to the terms of her offer letter dated October 7, 2013, Ms. Lysyj’s annual, performance-based cash bonus for fiscal 2013 was based on a full year of employment, a target bonus percentage of 60% and her financial performance goal and individual performance ratings were both fixed at no less than 100%. The amount shown includes the portion of Ms. Lysyj’s annual, performance-based cash bonus for fiscal 2013 in excess of the amount that would have been payable under the pre-determined formula under the Company’s annual, performance-based cash bonus scheme but is payable due to the fixing of her financial performance goal and individual performance ratings at 100% ($42,450). See “Compensation Discussion and Analysis—2013 Executive Compensation Determinations—Cash Bonuses” above.

(10)	Since the Company’s initial contribution to Ms. Lysyj’s profit sharing account was not credited until fiscal 2014 in accordance with the terms of the executive profit sharing plan, she had no earnings with respect to fiscal 2013.

(11)	Amount shown includes $2,221 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a car allowance and the payment of mobile device charges for Ms. Lysyj’s benefit.

(12)	Amount shown includes the payment to Mr. Basone of a $671,675 retention bonus and a $111,946 pro-rated, annual, performance-based cash bonus for fiscal 2013 with both the financial performance goal and individual performance ratings fixed at 100% pursuant to the terms of his retention agreement. See “Compensation Discussion and Analysis—2013 Executive Compensation Determinations—Cash Bonuses” above.

(13)	Amount shown includes $71,586 in contributions by the Company to the executive profit sharing plan as well as amounts with respect to a car allowance and the payment of mobile device charges for Mr. Basone’s benefit. Amount shown also reflects $72,948 of payments and benefits pursuant to the terms of Mr. Basone’s retention agreement (consisting of $33,167 paid for accrued and unused vacation days and $39,781 paid or accrued for continued health coverage under Company-sponsored health plans for a period of 18 months following his departure date). See “Potential Payments upon Termination, Retirement or Change of Control – Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding Mr. Basone’s retention agreement.

(14)	Mr. Rosengarten’s “Salary” and amounts reported in “All Other Compensation” (excluding amounts related to the retainment of a laptop computer) were paid in Australian dollars. These amounts were converted to U.S. dollars using the average monthly exchange rate applicable to the month during which such salary or other compensation was earned, such rates ranging from $0.90455 to $1.0505, except for the amounts with respect to accrued and unused vacation days, the payment for private medical coverage, a wellness allowance and professional organization membership fees, which were converted to U.S. dollars using the applicable exchange rate on October 30, 2013 (i.e., $0.94840), August 15, 2012 (i.e., $1.0505), June 24, 2013 (i.e., $0.92500) and September 20, 2013 (i.e., $0.93960), respectively, the date on which such amounts were paid.

(15)	Amount shown includes $20,940 in contributions by the Company to an Australian superannuation fund as well as the payment for private medical coverage, a wellness allowance, payment of mobile device charges and payment for professional organization membership fees for Mr. Rosengarten’s benefit. Amount shown also reflects $49,321 of payments and benefits received by Mr. Rosengarten in connection with his resignation (including $48,222 paid for accrued and unused vacation days and the retainment of a Company-issued laptop computer).

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2013

The following table sets forth information regarding non-equity incentive plan awards, equity incentive plan awards and each RSU or stock option award made to a named executive officer during fiscal 2013 under any stock plan. Equity incentive plan stock option awards made to certain named executive officers in fiscal 2013 were made under our 2008 Plan. RSU and stock option awards made to our named executive officers in fiscal 2013 were made under our 2008 and 2004 Plans. In fiscal 2013, there were no equity incentive plan stock awards.

Name	Grant Date	Compen- sation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Possible Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
James R. Chambers	1/4/2013	11/27/2012													2,577	(6)					$150,858
	1/4/2013	11/27/2012															25,389	(6)	$54.33	$58.54	$407,176
	5/15/2013	5/7/2013													4,621	(7)					$206,050
	5/15/2013	5/7/2013															44,613	(7)	$44.53	$44.59	$625,845
	11/15/2013	10/29/2013													14,850	(7)(8)					$485,150
	11/15/2013	10/29/2013															110,228	(7)(8)	$33.34	$32.67	$1,426,714
	12/12/2013	12/12/2013							42,735	(9)	N/A	(9)	213,675	(9)					$32.65	$31.42	$1,807,691
			$48,234	(10)(11)	$696,827	(10)	$1,393,654	(10)
David P. Kirchhoff	5/15/2013	5/7/2013													11,737	(7)					$523,353
	5/15/2013	5/7/2013															113,303	(7)	$44.53	$44.59	$1,589,448
			$—	(12)(13)	$1,000,000	(12)	$2,000,000	(12)
Nicholas P. Hotchkin	5/15/2013	5/7/2013													2,439	(7)					$108,755
	5/15/2013	5/7/2013															23,545	(7)	$44.53	$44.59	$330,296
	11/15/2013	5/7/2013													3,086	(7)					$100,820
	11/15/2013	5/7/2013															22,906	(7)	$33.34	$32.67	$296,479
	12/12/2013	12/12/2013							8,880	(9)	N/A	(9)	44,404	(9)					$32.65	$31.42	$375,658
			$50,172	(11)	$308,750		$617,500
Lesya Lysyj	11/25/2013	10/17/2013													2,548	(14)					$82,148
	11/25/2013	10/17/2013															19,390	(14)	$32.17	$32.24	$247,533
	11/25/2013	10/17/2013													2,548	(14)					$82,148
	11/25/2013	10/17/2013															19,019	(14)	$32.17	$32.24	$247,528
	12/12/2013	12/12/2013							7,011	(9)	N/A	(9)	35,056	(9)					$32.65	$31.42	$296,574
			$315,000	(15)	$315,000	(15)	$630,000	(15)
Michael Basone	—	—													—		—		—	—	—
			$—	(16)	$—	(16)	$—	(16)
Bruce Rosengarten	5/15/2013	5/7/2013													1,687	(7)					$75,223
	5/15/2013	5/7/2013															16,287	(7)	$44.53	$44.59	$228,479
			$44,850	(11)(17)	$276,000	(17)	$552,000	(17)

(1)	See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” above for a description of our annual, performance-based cash bonus. Amounts shown were calculated under the Traditional Bonus Plan. Under the Modified Bonus Plan, as applicable, any such payouts would be 75% of such amounts paid out under the Traditional Bonus Plan, except in the case of Ms. Lysyj’s amounts, as discussed further below.

(2)	Stock awards consist of RSUs. The award of an RSU is the right to receive one share of our Common Stock upon the vesting date of the RSU.

(3)	Option awards consist of non-qualified Time-Vesting Options. Stock options allow the grantee to purchase a share of our Common Stock at an exercise price determined on the date of grant.

(4)	The exercise price of our stock options is determined by calculating the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE.

(5)	Amounts shown represent the grant date fair value of the applicable stock options or RSUs granted during fiscal 2013 calculated in accordance with applicable accounting standards. The grant date fair value for RSUs is based solely on the closing price of our Common Stock on the date of grant. The assumptions made in determining option values are disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” and Note 9 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2013. The material terms of our stock options are discussed in the Section entitled “Compensation Discussion and Analysis—Determination of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(6)

Mr. Chambers received a hiring award under the 2008 Plan consisting of both Time-Vesting Options and RSUs which were granted on January 4, 2013. The stock options and RSUs vest proportionately over 4 years on each anniversary of the grant date. The stock options expire on the ten-year anniversary of the grant date. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $54.33 per share.

(7)	Except as indicated below with respect to Mr. Kirchhoff and Mr. Rosengarten, the named executive officer received an annual award under the 2008 Plan consisting of both Time-Vesting Options and RSUs which were granted in two equal installments except as indicated below with respect to Mr. Chambers. The first installment was granted on May 15, 2013 and the second installment was granted on November 15, 2013. The stock options and RSUs vest 100% on the third anniversary of the applicable grant date. The stock options expire on the ten-year anniversary of the applicable grant date. The exercise price of the stock options was determined by taking the average of the closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $44.53 per share for the May 15, 2013 grant date and $33.34 per share for the November 15, 2013 grant date. Given Mr. Kirchhoff and Mr. Rosengarten resigned from the Company effective August 30, 2013 and October 31, 2013, respectively, prior to the grant date of the second installment, they were not eligible to receive the second installment of the annual award. In addition, as a result of their resignations, all of their unvested stock options and RSUs which were granted on May 15, 2013 were immediately forfeited.

(8)	Amounts shown reflect an increase in the second installment of Mr. Chambers’ annual award in connection with his assuming the role of President and Chief Executive Officer on July 30, 2013. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—Annual Awards” for additional details.

(9)	The named executive officer received a special award under the 2008 Plan consisting of non-qualified T&P Options. Stock options allow the grantee to purchase a share of our Common Stock at an exercise price determined on the date of grant. The stock options have both time- and performance-vesting criteria. The time-vesting criteria will fully vest on December 12, 2016, the third anniversary of the grant date. The performance-vesting criteria will fully vest in 20% increments upon the first date that the average closing price of our Common Stock on the NYSE (or other national securities exchange) for the 20 consecutive preceding trading days is equal to or greater than the following stock price hurdles: (i) 150% of the exercise price, (ii) 175% of the exercise price, (iii) 200% of the exercise price, (iv) 225% of the exercise price and (v) 250% of the exercise price. The stock options expire on the five-year anniversary of the grant date. The exercise price of the stock options was determined by taking the average closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $32.65 per share.

(10)	Amounts shown reflect the proration of Mr. Chambers’ annual, performance-based cash bonus for fiscal 2013 based on his employment start date of January 4, 2013 and the target bonus percentages, and applicable financial and individual performance goals, for the positions he held during fiscal 2013. See “Compensation Discussion and Analysis—Determination of Executive Compensation—Cash Bonuses—Annual, Performance-Based Cash Bonus” for additional information.

(11)	Because the named executive officer’s annual, performance-based cash bonus was comprised of a combination of the financial performance goal rating applicable to the executive and the executive’s individual performance rating, the “Threshold” amount shown represents an assumption that under the Traditional Bonus Plan and the Modified Bonus Plan the Company achieves at least $100.0 million of operating income, a percentage of its target operating income that is slightly greater than 75% and 85%, respectively, resulting in a de minimis amount and the named executive officer’s individual performance rating is 65%.

(12)	Mr. Kirchhoff resigned from the Company effective August 30, 2013. Since Mr. Kirchhoff resigned prior to the Company paying the fiscal 2013 annual, performance-based cash bonuses in March 2014, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2013.

(13)	Because Mr. Kirchhoff’s annual, performance-based cash bonus for fiscal 2013 was based solely on the Company’s overall financial performance under the Traditional Bonus Plan, the “Threshold” amount shown represents an assumption that the Company achieves at least $100.0 million of operating income and a percentage of its target operating income that is slightly greater than 75%, which would result in a de minimis amount.

(14)	Ms. Lysyj received a hiring award under the 2004 Plan consisting of both Time-Vesting Options and RSUs which were granted in two installments on November 25, 2013. The first installment of 19,390 stock options and 2,548 RSUs vests proportionately over 4 years on each anniversary of the grant date. The second installment of 19,019 stock options and 2,548 RSUs vests 100% on the third anniversary of the grant date. All stock options expire on the ten-year anniversary of the grant date. The exercise price of the stock options was determined by taking the average closing price of our Common Stock on the grant date and the four previous trading days on the NYSE, or $32.17 per share.

(15)	Pursuant to Ms. Lysyj’s offer letter, both the Company’s financial performance goal rating and her individual performance rating could not be less than 100% for her annual, performance-based cash bonus for fiscal 2013. Therefore, the “Threshold” amount shown represents an assumption that she achieves a financial performance goal rating and individual performance rating equal to 100%. In addition, her offer letter provided that her annual, performance-based cash bonus for fiscal 2013 would be based on a full year of employment and a target bonus percentage of 60% of her base salary which is reflected in the amounts shown.

(16)	Mr. Basone resigned from the Company effective May 31, 2013. Pursuant to Mr. Basone’s retention agreement with the Company, on June 8, 2013, he received a pro-rata portion of his fiscal 2013 annual, performance-based cash bonus, with both the Company’s financial performance goal and his individual performance ratings fixed at 100% of target. This amount is reported in the “Bonus” column of the Summary Compensation Table. See “Potential Payments Upon Termination, Retirement or Change of Control—Payments Made Upon Termination—Departures of Named Executive Officers” for details regarding Mr. Basone’s retention agreement.

(17)	Mr. Rosengarten resigned from the Company effective October 31, 2013. Since Mr. Rosengarten resigned prior to the Company paying the fiscal 2013 annual, performance-based cash bonuses in March 2014, he was not eligible to receive an annual, performance-based cash bonus with respect to fiscal 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

The following table sets forth information regarding unexercised non-qualified stock options, including equity incentive plan stock option awards, and any RSUs that were not vested for each named executive officer as of the end of fiscal 2013. There were no unvested equity incentive plan stock awards held by the named executive officers.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
		Exercisable		Unexercisable
James R. Chambers	12/12/2013					42,735	(2)*	$32.65	12/12/2018
	11/15/2013			110,228	(3)*			$33.34	11/15/2023
	11/15/2013									14,850	(3)*	$485,892
	5/15/2013			44,613	(3)*			$44.53	5/15/2023
	5/15/2013									4,621	(3)*	$151,199
	1/4/2013			25,389	(4)*			$54.33	1/4/2023
	1/4/2013									2,577	(4)*	$84,319

David P. Kirchhoff(6)	—	—		—		—		—	—	—		—

Nicholas P. Hotchkin	12/12/2013					8,880	(2)*	$32.65	12/12/2018
	11/15/2013			22,906	(3)*			$33.34	11/15/2023
	11/15/2013									3,086	(3)*	$100,974
	5/15/2013			23,545	(3)*			$44.53	5/15/2023
	5/15/2013									2,439	(3)*	$79,804
	11/15/2012			13,308	(3)			$53.36	11/15/2022
	11/15/2012									1,363	(3)	$44,597
	8/20/2012	3,846	(4)	11,536	(4)			$49.40	8/20/2022
	8/20/2012									1,161	(4)	$37,988

Lesya Lysyj	12/12/2013					7,011	(2)*	$32.65	12/12/2018
	11/25/2013			19,390	(4)*			$32.17	11/25/2023
	11/25/2013									2,548	(4)*	$83,371
	11/25/2013			19,019	(3)*			$32.17	11/25/2023
	11/25/2013									2,548	(3)*	$83,371

Michael Basone(7)	—	—		—		—		—	—	—		—

Bruce Rosengarten(8)	12/5/2011	11,250	(5)					$60.26	1/29/2014

*	Shows grants made in fiscal 2013, which are also reported in the Summary Compensation Table and in the Grants of Plan-Based Awards for Fiscal 2013 table.

(1)	Amounts shown represent the closing price of our Common Stock on December 27, 2013, the last trading day on the NYSE of fiscal 2013, $32.72, multiplied by the number of shares underlying the RSUs.

(2)	Reflects T&P Options that vest based on the achievement of both time- and performance-vesting criteria. The time-vesting criteria will fully vest on December 12, 2016, the third anniversary of the grant date. The performance-vesting criteria will fully vest in 20% increments upon the first date that the average closing price of our Common Stock on the NYSE (or other national securities exchange) for the 20 consecutive preceding trading days is equal to or greater than the following stock price hurdles: (i) 150% of the exercise price, (ii) 175% of the exercise price, (iii) 200% of the exercise price, (iv) 225% of the exercise price and (v) 250% of the exercise price. Since the initial stock price hurdle was not achieved in fiscal 2013, the number of options reported (i.e., 20% of the total award) is based on achieving threshold performance levels.

(3)	Time-Vesting Options or RSUs, as applicable, vest 100% on the third-year anniversary of the grant date.

(4)	Time-Vesting Options or RSUs, as applicable, vest 25% per year over four years on each anniversary of the grant date.

(5)	Time-Vesting Options vested 20% per year over five years on each anniversary of the grant date.

(6)	Mr. Kirchhoff resigned from the Company effective August 30, 2013. As a result of his resignation, all of Mr. Kirchhoff’s then unvested stock options and RSUs were immediately forfeited. In addition, Mr. Kirchhoff had the right to exercise all of his vested stock options within 90 days of his resignation date after which they would be forfeited.

(7)	Mr. Basone resigned from the Company effective May 31, 2013. As a result of his resignation, all of Mr. Basone’s then unvested stock options and RSUs were immediately forfeited. Mr. Basone did not have any vested outstanding stock options at the time of his resignation.

(8)	Mr. Rosengarten resigned from the Company effective October 31, 2013. As a result of his resignation, all of Mr. Rosengarten’s then unvested stock options and RSUs were immediately forfeited. In addition, Mr. Rosengarten had the right to exercise all of his vested stock options within 90 days of his resignation date after which they would be forfeited.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
James R. Chambers	—	—	—		—
David P. Kirchhoff	144,000	$2,006,392	4,125	(3)	$169,538
Nicholas P. Hotchkin	—	—	388	(4)	$14,131
Lesya Lysyj	—	—	—		—
Michael Basone	24,750	$377,653	2,250	(5)	$92,479
Bruce Rosengarten	—	—	—		—

(1)	Reflects the aggregate of the difference between the market price of the shares of Common Stock acquired at exercise and the exercise price of the options, multiplied by the number of shares underlying the options.

(2)	Reflects the aggregate market value of shares acquired upon vesting based on the closing price of our Common Stock on the applicable vesting date or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date.

(3)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Kirchhoff upon the vesting of his RSUs in fiscal 2013. An aggregate of 1,526 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Kirchhoff was 2,599.

(4)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Hotchkin upon the vesting of his RSUs in fiscal 2013. An aggregate of 144 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Hotchkin was 244.

(5)	These shares represent the gross number of shares of our Common Stock that were issued to Mr. Basone upon the vesting of his RSUs in fiscal 2013. An aggregate of 843 shares were withheld by the Company for income and employment taxes owed on the value of the issued shares based on the closing price of those shares on the date of vesting on the NYSE or, if the market was closed on the vesting date, the last trading day that immediately preceded the vesting date. The aggregate number of net shares received after taxes by Mr. Basone was 1,407.

PENSION BENEFITS

The Company has no pension plans.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2013

The following table sets forth information with respect to our executive profit sharing plan, the only defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. In fiscal 2013, none of the named executive officers made any contributions to our executive profit sharing plan. The material terms of our executive profit sharing plan are discussed in the section entitled “Compensation Discussion and Analysis—Retirement and Deferred Compensation Plans, Termination Payments and Other Arrangements—Executive Profit Sharing Plan” above.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)(3)
James R. Chambers	$47,746	$999	$—		$48,745
David P. Kirchhoff	$42,403	$31,853	$—		$657,021	(4)
Nicholas P. Hotchkin	$26,434	$1,249	$—		$38,827
Lesya Lysyj	$2,221	$—	$—		$2,221
Michael Basone	$71,586	$25,314	$582,068	(5)	$—
Bruce Rosengarten(6)	$—	$—	$—		$—

(1)	Shows monthly contributions by the Company with respect to fiscal 2013. All contributions by the Company are reported for the fiscal year earned, regardless of whether the contribution is actually credited to the named executive officer’s profit sharing account in that year or the following year. These amounts are also reported in the column “All Other Compensation” of the Summary Compensation Table.

(2)	The Company credits each participant’s profit sharing account with interest at an annual rate equal to the sum of (a) 2% plus (b) the annualized prime rate, as published in The Wall Street Journal, compounded as of the end of each fiscal month, subject to a cap of 15%. These amounts are also reported in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table. Since the Company’s initial contribution to Ms. Lysyj’s profit sharing account was not credited until fiscal 2014, she had no earnings with respect to fiscal 2013.

(3)	Includes the following amounts for each of the following named executive officers reported as compensation to such named executive officers for previous years in the columns “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” of the Summary Compensation Table: Mr. Kirchhoff, $172,655 in fiscal 2012 and $91,191 in fiscal 2011 and Mr. Hotchkin, $11,144 in fiscal 2012.

(4)	Mr. Kirchhoff resigned from the Company effective August 30, 2013. The aggregate balance in Mr. Kirchhoff’s profit sharing account was fully vested. Therefore, on March 3, 2014, the Company distributed to Mr. Kirchhoff the aggregate balance in his profit sharing account in accordance with the terms of our executive profit sharing plan.

(5)	Mr. Basone resigned from the Company effective May 31, 2013. The aggregate balance in Mr. Basone’s profit sharing account was fully vested. Therefore, on December 2, 2013, the Company distributed to Mr. Basone the aggregate balance in his profit sharing account in accordance with the terms of our executive profit sharing plan.

(6)	Mr. Rosengarten, as a non-U.S. named executive officer, was not eligible to participate in our executive profit sharing plan.

POTENTIAL PAYMENTS UPON TERMINATION, RETIREMENT OR CHANGE OF CONTROL

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates (except in a for “cause” termination), he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	vested shares granted under our stock plans and the right to exercise within 90 days (one year in the case of death or permanent disability) of termination vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees; and

•	accrued and unused vacation pay.

Generally, the Company makes no payments to executives terminated for “cause”. The Company has no formal policy regarding severance payments or other post-termination benefits but is subject to the statutory requirements of the countries in which it operates.

From time to time, the Company in its discretion, based upon the nature and circumstances of an individual being hired, has approved separate severance arrangements for certain named executive officers. For instance, in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”, Mr. Chambers is entitled to receive (x) a lump sum cash payment equal to 12 months of base salary plus his target annual bonus for the year in which such termination occurred and (y) 12 months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination, subject to the execution and non-revocation of a general release of claims in favor of the Company and its affiliates. Additionally, in connection with any such payments, any restrictive covenants Mr. Chambers may be subject to at the time of termination would be extended through the 12-month anniversary of such termination date. Mr. Chambers’ severance benefits, and the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which in the event of such a termination would have vested immediately per the terms of the plans, would have been equal to approximately $1,803,323(1) if he had been so terminated on December 27, 2013.

Mr. Hotchkin is entitled to receive a lump sum cash payment equal to six months of salary and to six months of continued health coverage under Company-sponsored health plans on the same basis available to him immediately prior to termination in the event of his termination by the Company for any reason other than as provided for in his continuity agreement or for “cause”. Mr. Hotchkin’s severance benefits, and the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, which in the event of such a termination would have vested immediately per the terms of the plans, would have been equal to approximately $303,008(2) if he had been so terminated on December 27, 2013.

Ms. Lysyj is entitled to receive a lump sum cash payment equal to 12 months of salary and to 12 months of continued health coverage under Company-sponsored health plans on the same basis available to her immediately prior to termination in the event of her termination by the Company for any reason other than as provided for in her continuity agreement or for “cause”. Ms. Lysyj’s severance benefits, and the amount of unvested contributions under the executive profit sharing plan, which in the event of such a termination would have vested immediately per the terms of the plan, would have been equal to approximately $553,621(3) if she had been so terminated on December 27, 2013.

(1)

The sum of $1,000,000 of 12 months of salary, $725,349 target bonus in the year of termination, $26,400 of continued medical insurance coverage, $48,745 of unvested contributions under the executive profit sharing plan and $7,829 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees for Mr. Chambers.

(2)

The sum of $237,500 of six months of salary, $13,200 of continued medical insurance coverage, $38,827 of unvested contributions under the executive profit sharing plan and $13,481 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees for Mr. Hotchkin.

(3)	The sum of $525,000 of 12 months of salary, $26,400 of continued medical insurance coverage and $2,221 of unvested contributions under the executive profit sharing plan for Ms. Lysyj.

Departures of Named Executive Officers

In connection with his resignation from the Company on July 30, 2013 as Chief Executive Officer and subsequent departure on August 30, 2013, Mr. Kirchhoff entered into a separation agreement with the Company. Pursuant to the terms of the agreement, Mr. Kirchhoff received (i) a lump sum cash payment of $2,000,000 (representing two times Mr. Kirchhoff’s then-current base salary) subject to lawful deductions and withholdings following his departure date; (ii) continued health coverage under Company-sponsored health plans at the Company’s expense for up to 18 months following his departure date (such expense equaling $8,555 which was paid with respect to fiscal 2013 and approximately $31,158 which was accrued with respect to fiscal 2014 and fiscal 2015 based on 2014 monthly rates); (iii) executive outplacement services at a cost to the Company of $25,000; (iv) reimbursement of $8,781 for reasonable legal fees and expenses incurred in connection with the negotiation of the separation agreement; and (v) the retention of his Company-issued laptop computer. Pursuant to the terms and conditions of his Company equity awards, Mr. Kirchhoff is subject to non-competition, non-solicitation and confidentiality covenants. The confidentiality covenant has an indefinite term and the non-competition and non-solicitation covenants each have a term of 12 months following Mr. Kirchhoff’s departure from the Company. In addition, in consideration for the payments and benefits provided for in the separation agreement, Mr. Kirchhoff executed standard releases and agreed to comply with an additional 12 month non-competition and non-solicitation period (resulting in his being subject to such covenants for 24 months in total); provided that after the 12 month anniversary of his departure date, Mr. Kirchhoff may elect to reduce the non-competition and non-solicitation period by notifying the Company and returning to the Company an amount equal to $2,000,000 multiplied by a fraction equal to the number of months left in the restriction period over the number 12. In addition, if such election occurs prior to the 18 month anniversary of his departure date, the Company will have no further obligation to provide the continued health coverage described above. Upon his departure, all of Mr. Kirchhoff’s unvested stock options and RSUs were forfeited. Mr. Kirchhoff had the right to exercise any of his vested stock options within 90 days of his departure date (i.e. until November 28, 2013). Mr. Kirchhoff also received payment of $32,154 for accrued and unused vacation days as of his departure date. Since Mr. Kirchhoff was vested in both the Company’s savings plan for U.S. salaried employees and executive profit sharing plan as of his departure date, he was entitled to his vested amounts in each plan, $56,873 (plus earnings thereon) and $657,021, respectively, upon his departure.

In connection with Mr. Basone’s resignation from the Company effective May 31, 2013, Mr. Basone entered into a retention agreement with the Company. Pursuant to the terms of the agreement, Mr. Basone received a retention bonus equal to 18 months of his then current base salary (equaling $671,675, subject to lawful deductions and withholdings) following his departure date. Mr. Basone also received a pro rata portion of his fiscal 2013 annual, performance-based cash bonus in accordance with the Company’s performance-based cash bonus scheme with his financial performance goal and individual performance ratings both fixed at 100% of target (equaling $111,946, subject to lawful deductions and withholdings) following his departure date. Additionally, the agreement provides for Mr. Basone’s continued health coverage under Company-sponsored health plans at the Company’s expense for up to 18 months following his departure date (such expense equaling $15,097 which was paid with respect to fiscal 2013 and approximately $24,684 which was accrued with respect to fiscal 2014 based on 2014 monthly rates). Pursuant to the terms of his retention agreement, Mr. Basone executed standard releases. In addition, upon his departure, all of Mr. Basone’s unvested stock options and RSUs were forfeited. Mr. Basone did not have any vested stock options at the time of his departure. Mr. Basone also received payment of $33,167 for accrued and unused vacation days as of his departure date. Since Mr. Basone was vested in both the Company’s savings plan for U.S. salaried employees and executive profit sharing plan as of his departure date, he was entitled to his vested amounts in each plan, $28,500 (plus earnings thereon) and $582,068, respectively, upon his departure.

Mr. Rosengarten resigned from the Company effective October 31, 2013. In connection with his resignation, Mr. Rosengarten did not receive any severance or additional benefits other than the retainment of a Company-issued laptop computer. In addition, upon his resignation, all of his unvested stock options and RSUs were forfeited. Mr. Rosengarten had the right to exercise his vested stock options within 90 days of his resignation date (i.e. until January 29, 2014). Mr. Rosengarten received payment for his accrued and unused vacation days in the amount of $48,222.(1)

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	vested shares granted under our stock plans and the right to exercise within 90 days of retirement vested stock options;

•	amounts contributed and vested under the executive profit sharing plan;

•	amounts accrued and vested through the Company savings plan for U.S. salaried employees; and

•	accrued and unused vacation pay.

The Company has also agreed in the continuity agreements with each named executive officer to pay the executive upon his or her retirement amounts unvested in the Company qualified defined contribution plan and a pro rata portion of his or her annual, performance-based cash bonus as set forth therein. In the event these benefits under the continuity agreement were triggered for the named executive officers on December 27, 2013, the following cash bonus amounts would have been paid to: Mr. Chambers $725,349, Mr. Hotchkin $308,750 and Ms. Lysyj $315,000. In addition, Mr. Chambers would have been entitled to $7,829 and Mr. Hotchkin would have been entitled to $13,481 of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees, which would have been deemed vested under his continuity agreement; and Mr. Chambers would have been entitled to $48,745, Mr. Hotchkin would have been entitled to $38,827 and Ms. Lysyj would have been entitled to $2,221 of unvested contributions under the executive profit sharing plan, which would have vested immediately per the terms of the plan.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a named executive officer, in addition to the additional amounts listed under the heading “—Payments Made Upon Termination” above and the amounts provided under the continuity agreements with each named executive officer described under the heading “—Payments Made Upon Retirement” above, if applicable, the named executive officer may receive benefits under the Company’s long term disability plan or payments under the Company’s life insurance plans, as appropriate. These payments are generally available to all employees, however, the amounts paid thereunder may differ by employee. The named executive officers are eligible to receive two times the amount of their base salary at death up to a maximum of $3,000,000 for Mr. Chambers and up to $1,000,000 for Mr. Hotchkin and Ms. Lysyj. In the event such benefits were triggered for the named executive officers on December 27, 2013 under the Company’s life insurance plans, the amounts (excluding any supplemental policies purchased by the named executive officer at his or her own expense) each of his or her legal representatives or estates would have received are as follows, in the case of: Mr. Chambers, $2,000,000; Mr. Hotchkin $950,000; and Ms. Lysyj $1,000,000. Mr. Chambers is the only named executive officer who has elected to participate in the Company’s long term disability plan, and subject to the terms of the plan, would receive $8,333 on a monthly basis in the event such benefits were triggered on December 27, 2013 under the plan. In addition, generally, stock option exercise rights cease one year after, and RSUs (including dividend equivalents) immediately vest upon, the holder’s termination for death or permanent disability. See the column “Accelerated Vesting of Equity Value—RSUs” of the Change in Control Payment and Benefits Estimates on December 27, 2013 table for the value of the immediate vesting of RSUs for each named executive officer in the event such benefit were triggered.

(1)	AUD $50,845 converted to U.S. dollars using the applicable exchange rate on the date of payment, October 30, 2013, of $0.94840.

Payments Made Upon a Change of Control

Stock Awards

Pursuant to the Company’s terms and conditions for Time-Vesting Option and/or RSU awards, unless provided otherwise by the Board of Directors or a committee thereof, all Time-Vesting Options and RSUs (including dividend equivalents) fully vest and such stock options become exercisable immediately prior to a change of control. See the columns under “Accelerated Vesting of Equity Value” of the Change in Control Payment and Benefits Estimates on December 27, 2013 table for the value of the immediate vesting of such stock awards for the applicable named executive officers in the event such benefits were triggered. Pursuant to the Company’s terms and conditions for T&P Option awards, unless provided otherwise by the Board of Directors or a committee thereof, the time-vesting criteria of such stock options will be deemed 100% satisfied upon the date of a change in control. With respect to the performance-vesting criteria, for purposes of determining whether any share price hurdle which has not been satisfied prior to such change in control is satisfied as of the date of such change in control, the “trading price” on such date shall be deemed to be equal to the per share consideration received by a holder of Common Stock in such transaction (without regard to the average closing price of the shares on the 20 preceding trading dates), if any, or otherwise the closing price of the Common Stock on the NYSE (or any other national securities exchange) on the last trading day immediately prior to the date of such change in control. Immediately following the consummation of a change in control, any portion of a T&P Option award which remains unvested shall cease any additional vesting without payment therefore and be forfeited. See the “Equity-based Assumptions” with respect to the Change in Control Payment and Benefits Estimates on December 27, 2013 table for details regarding the determination that such option awards for the applicable named executive officers would not vest in the event of a change in control on such date.

Under our 2008 Plan and 2004 Plan, a “change in control” is generally defined as (i) any non-affiliate person or group becoming the beneficial owner of 25% or more of the voting stock of the Company (other than acquisitions by a Company sponsored employee benefit plan or related trust); (ii) a change in the composition of the Board of Directors, such that the individuals who constituted the Board of Directors as of March 13, 2008 and March 11, 2004, respectively (or such directors nominated for election to the Board of Directors with the approval of a majority of the individuals constituting the Board of Directors as of March 13, 2008 and March 11, 2004, respectively, or any other directors so approved) cease for any reason to constitute at least a majority of the Board of Directors; (iii) the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or (iv) the sale of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company; if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii) above, any person or group, other than Artal, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board of Directors.

Under our 1999 Plan, a “change of control” is defined as (i) a sale of all or substantially all of the assets of the Company to a person who is not an affiliate of Artal, (ii) a sale by Artal or any of its respective affiliates resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include Artal or any of its respective affiliates or (iii) a merger or consolidation of the Company into another person which is not an affiliate of Artal; if and only if any such event results in the inability of Artal to elect a majority of the Board of Directors of the Company (or the resulting entity).

The holder remains subject during his or her employment and for one year following the termination of his or her employment to certain non-competition and non-solicitation covenants and for an unspecified amount of time to certain confidentiality and assignment of work product covenants.

Continuity Agreements

Payments

The named executive officers as well as certain other senior executives have entered into continuity agreements with us, which are described above in the section entitled “Compensation Discussion and Analysis—Termination Payments upon a Change of Control”. With respect to the named executive officers, the following severance benefits will be provided if (a) during the two-year period following a change in control of us, such named executive officer’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such named executive officer voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such named executive officer’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

•

cash payment equal to three times (two times in the case of Ms. Lysyj) the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when the notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the named executive officer in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the named executive officer’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the named executive officer’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the named executive officer under or into our benefit plans);

•

three years (two years in the case of Ms. Lysyj) of continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) for the named executive officer and his or her dependents, provided that these benefits will terminate upon the named executive officer receiving comparable benefits from a subsequent employer;

•

continued provision of the perquisites the named executive officer enjoyed prior to the date of termination for a period ending on the earlier of (x) the third anniversary (the second anniversary in the case of Ms. Lysyj) of the named executive officer’s termination and (y) the receipt by the named executive officer of comparable perquisites from a subsequent employer;

•

immediate 100% vesting of all unvested Time-Vesting Options, stock appreciation rights, phantom stock units and restricted stock held by the named executive officer upon the change in control; T&P Options are not subject to the vesting provisions set forth in the continuity agreements;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the named executive officer participated prior to the date of termination during the period from the date of termination through the third anniversary (the second anniversary in the case of Ms. Lysyj) of the named executive officer’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the named executive officer is subject to Section 409A of the Internal Revenue Code, the named executive officer shall instead receive an additional lump sum cash payment equal to the contributions that would have been made during the above period if the named executive officer had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the named executive officer’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $30,000 ($15,000 in the case of Ms. Lysyj).

Terminations

Terminations of employment that entitle a named executive officer to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the named executive officer for “good reason” upon qualifying terminations of employment described above. The named executive officer is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability as defined therein or retirement. See “—Payments Made Upon Death or Permanent Disability” or “—Payments Made Upon Retirement” above. The named executive officer is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause”.

Change in Control

A “change in control” for purposes of the continuity agreements generally consists of any of the following, if and only if, as a result of the occurrence thereof, any person or group other than Artal or any of its affiliates is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of its then outstanding voting securities:

•	an acquisition by a non-affiliate of the beneficial ownership of 25% or more of the Company’s voting securities (other than acquisitions by a Company sponsored employee benefit plan or related trust);

•	the current members of the Board of Directors (or their approved successors) ceasing to constitute a majority of the Board of Directors;

•

the consummation of a reorganization, recapitalization, merger or consolidation involving the Company unless the beneficial owners of at least 51% of the outstanding voting securities of the Company or the surviving entity, as the case may be, following the transaction are held by the same persons, and in substantially the same proportion, who were beneficial owners of our voting stock prior to the transaction; or

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company.

For “Cause”

For purposes of the continuity agreements, “cause” generally means the occurrence of any of the following:

•

the willful and continued failure of the executive to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days following a written demand for substantial performance that is delivered to him or her by the Board of Directors;

•	dishonesty in the performance of the executive’s duties with the Company;

•

the executive’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting (x) a felony or (y) a misdemeanor involving moral turpitude;

•

willful malfeasance or misconduct by the executive in connection with his or her Company duties, or any act or omission, which is injurious to the financial condition or business reputation of the Company or its affiliates; or

•	the executive’s breach of his or her confidentiality obligations under the executive’s continuity agreement.

For “Good Reason”

For purposes of the continuity agreements, “good reason” generally means the occurrence of any of the following without the executive’s consent:

•

any diminution in the executive’s duties, titles or responsibilities with the Company from those in effect immediately prior to the change in control (or in the event the diminution occurred prior to but in connection with the change in control, from those in effect prior to the date that is three months prior to the change in control); provided, however, that no such diminution shall be deemed to exist solely because of changes in the executive’s duties, titles or responsibilities as a consequence of the Company ceasing to be a company with publicly traded securities or becoming a wholly-owned subsidiary of another person or group;

•

any reduction in the executive’s annual base salary and annual cash bonus percentage target established under the Company’s annual incentive plan from his or her compensation in effect immediately prior to the change in control (or in the event the reduction occurred prior to but in connection with the change in control, from that in effect prior to the date that is three months prior to the change in control);

•

the relocation of the executive’s principal work place to a location that is more than 35 miles from the location where he or she was based immediately prior to the change in control (or in the event the relocation has occurred prior to but in connection with a change in control, from the location of the executive’s principal work place on the date that is three months prior to the change in control); or

•	any failure by the Company to obtain from any successor to the Company an agreement to assume and perform the executive’s continuity agreement.

In the event that the executive provides the Company with a notice of termination for “good reason” within 60 days after the occurrence of an event giving rise to “good reason”, the Company shall have 30 days after its receipt of the notice to cure or resolve the behavior which gave rise to the “good reason”.

Other

Under the continuity agreements, the named executive officers agreed to keep in confidence any and all confidential information concerning the Company, its shareholders, officers, directors and customers and its respective business. In addition, upon the termination of employment, the named executive officer will not take or keep any proprietary or confidential information or documentation belonging to the Company.

Change in Control Impact on Named Executive Officers

The table below was prepared as though a change in control occurred and the named executive officers’ employment was terminated without “cause” or for “good reason” on December 27, 2013 (the last business day of fiscal 2013) using the closing price of the Company’s Common Stock as of December 27, 2013 (the last trading day of fiscal 2013) which was $32.72. In addition to these assumptions, the Company believes the assumptions set forth below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. However, a change in control did not occur on December 27, 2013 and the named executive officers were not terminated on that date. Therefore, there can be no assurance that a change in control in the future would produce the same or similar results as those described below.

CHANGE IN CONTROL PAYMENT AND BENEFIT ESTIMATES

ON DECEMBER 27, 2013

Name	Aggregate Severance Pay and 2013 Bonus(1)	Medical, Dental, Vision and Life Insurance(2)	Accelerated Vesting of Equity Value		Executive Profit Sharing Plan(4)	Savings Plan(5)	Excise Tax and Gross-Up Payment(6)	Perqui- sites(7)	Accrued and Unused Vacation Days(8)	Outplace- ment Services	Total
			RSUs(3)	Stock Options
James R. Chambers	$5,901,396	$85,326	$724,381	$—	$394,693	$30,779	$3,251,505	$42,600	$42,308	$30,000	$10,502,988
Nicholas P. Hotchkin	$2,660,000	$82,113	$266,187	$—	$160,422	$36,431	$1,324,061	$42,600	$18,269	$30,000	$4,620,083
Lesya Lysyj	$1,995,000	$54,840	$166,741	$21,125	$100,204	$—	$932,283	$28,400	$8,077	$15,000	$3,321,670

(1)	Amounts shown represent three years (two years for Ms. Lysyj) of base salary, three years (two years for Ms. Lysyj) of “target” bonus plus an additional year of “target” bonus.

(2)	Amounts shown represent three years (two years for Ms. Lysyj) of continued medical, dental, vision and life insurance (excluding accidental death and disability insurance).

(3)	Amounts shown include accelerated vesting of dividend equivalents earned with respect to unvested RSUs for which vesting would be accelerated as follows for: Mr. Chambers, $2,970; and Mr. Hotchkin, $2,824.

(4)	Amounts shown represent three years (two years for Ms. Lysyj) of Company contributions to and earnings on its executive profit sharing plan. With respect to Mr. Chambers, the amount shown also includes $48,745, with respect to Mr. Hotchkin, the amount shown also includes $38,827, and with respect to Ms. Lysyj, the amount shown also includes $2,221, which reflects accelerated vesting of his or her aggregate executive profit sharing plan balance as of December 27, 2013 arising from termination without “cause”.

(5)	Amounts shown represent three years of Company contributions to its savings plan for salaried U.S. employees in the case of Mr. Chambers and Mr. Hotchkin, the executives who were assumed to have participated in such plan. With respect to Mr. Chambers, the amount shown also includes $7,829, and with respect to Mr. Hotchkin, the amount also includes $13,481, which reflects accelerated vesting of unvested Company matching contributions, and earnings thereon, to the savings plan for U.S. salaried employees on Mr. Chambers’ and Mr. Hotchkin’s behalf.

(6)	Pursuant to the continuity agreements, if it is determined that the aggregate amounts payable to any named executive officer under the continuity agreement and any other plan or arrangement with the Company are parachute payments subject to excise tax imposed under Section 4999 of the Internal Revenue Code or any similar tax imposed by state or local law, then the named executive officer, depending on the amount of parachute payments, may be entitled to receive a “gross-up” payment, such that, after payment by the named executive officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the gross-up payment, the named executive officer will retain an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. The amounts in this column represent such amount.

(7)	Amounts shown represent three years (two years for Ms. Lysyj) of continued provision of perquisites enjoyed by the named executive officer prior to the date of termination, including a car allowance of $39,600 for Mr. Chambers and Mr. Hotchkin, and $26,400 for Ms. Lysyj, as well as payments of wellness allowances.

(8)	Amounts shown represent the following number of accrued and unused vacation days: Mr. Chambers, 11 days, Mr. Hotchkin, 10 days; and Ms. Lysyj, 4 days.

General Assumptions

•

Mr. Chambers, Mr. Hotchkin and Ms. Lysyj were assumed to be subject to federal, state and local combined effective tax rate of 68.6%, 68.5% and 70.8%, respectively, including an excise tax rate of 20% applicable to excess parachute payments pursuant to Section 4999 of the Internal Revenue Code.

Equity-based Assumptions

•	All previously unvested Time-Vesting Options and RSUs vested on December 27, 2013.

•

Pursuant to the terms of the T&P Options, the time-vesting criteria was deemed 100% satisfied on December 27, 2013. For purposes of determining whether the performance-vesting criteria of the T&P Options was satisfied, the closing price of the Company’s Common Stock on December 27, 2013 was compared against the share price hurdles of the T&P Options. Given none of those hurdles were met or exceeded when compared to the closing price, all previously unvested T&P Options did not vest and were forfeited.

•

Time-Vesting Options were valued at the greater of $0 or the actual spread between the exercise price of the option and the closing price of the Company’s Common Stock on December 27, 2013 (i.e., $32.72 minus exercise price). This would represent the true value received by the executives upon immediate vesting of their Time-Vesting Options.

•	RSUs were valued using the closing price of the Company’s Common Stock on December 27, 2013.

Benefit Assumptions

•

Each executive’s “target” bonus is calculated based on the Traditional Bonus Plan and his or her base salary at December 27, 2013 (except in the case of Mr. Chambers whose “target” bonus is pro-rated based on his base salary for the positions he held during fiscal 2013) for the purposes of determining his or her severance, 2013 bonus and contributions to the executive profit sharing plan, if applicable. Mr. Chambers’ target bonus is $725,349, Mr. Hotchkin’s target bonus is $308,750, and Ms. Lysyj’s target bonus is $315,000.

•	The executive does not receive comparable perquisites from a subsequent employer.

•	Medical, dental, vision and life insurance are paid at 2014 monthly rates.

•

Each executive is assumed to have participated in the Company’s qualified defined contribution plan and any other retirement plan so long as contributions were made by or on such executive’s behalf at any time during the fiscal year in which such termination occurred.

•

Contributions to the executive profit sharing plan at the executive’s rate and base salary as of December 27, 2013. Each executive will receive their respective “target” bonuses under the Traditional Bonus Plan in March of each year, which is deemed eligible earnings under the plan. Interest is calculated under the plan using the annualized prime rate, as published in The Wall Street Journal on December 27, 2013, plus 2%. No supplemental employer contributions are made.

•

3% matching contribution by the Company at the executive’s salary at December 27, 2013 to the Company’s savings plan for U.S. salaried employees, subject to the applicable limitations of the Internal Revenue Code as in effect in fiscal 2013.

•	No legal services are paid for any of the executives.

•	No cost of living and/or housing allowances or other related allowances are paid for any of the executives.

•	Each executive is assumed to have received outplacement services provided to the fullest extent as set forth in his or her continuity agreement.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation for non-employee directors, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. Our directors are not subject to any minimum share ownership requirement. However, all equity-based compensation paid is vested upon grant to the director and is subject to restrictions on transfer so that such shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Cash and Stock Compensation Paid to Directors

Members of the Board of Directors who are not employees of the Company are entitled to receive annual compensation of $75,000, payable quarterly, half in cash and half in Common Stock. The number of shares of Common Stock granted quarterly is determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of shares required to satisfy the share portion of the director’s quarterly fees. Any fractional shares are paid in cash. In addition, each non-employee director is entitled to receive 1,000 shares of Common Stock per annum which is distributed on December 15th of each fiscal year. Any shares of Common Stock granted are subject to transfer restrictions so that the shares cannot be sold or transferred until the director is no longer serving on the Board of Directors.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses related to their services as a member of the Board of Directors or one of its committees. The Company also reimburses certain expenses incurred by directors in connection with attending director education programs. Directors who are employees of the Company receive no compensation for their service as directors.

Compensation Paid to Directors Serving on Committees of the Board of Directors

Each director serving as a member of the Audit Committee is entitled to receive $10,000 per annum, payable quarterly, in cash. Each director who serves as Audit Committee chair receives an additional $10,000 per annum, payable quarterly, in cash. In addition, each director serving as a member of the Compensation Committee is entitled to receive $4,000 per annum, payable quarterly, in cash.

Director Summary Compensation Table

The following table sets forth information concerning the compensation of our directors (other than directors who are named executive officers) for fiscal 2013.

DIRECTOR COMPENSATION FOR FISCAL 2013

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Raymond Debbane(2)	$41,589	$69,519	$111,108
Steven M. Altschuler(2) (3) (4)	$47,897	$69,519	$117,416
Philippe J. Amouyal(2)	$41,589	$69,519	$111,108
John F. Bard(5)	$57,905	$37,639	$95,544
Cynthia Elkins(3)(6)	—	—	—
Marsha Johnson Evans(3) (7)	$48,358	$69,519	$117,877
Jonas M. Fajgenbaum	$37,589	$69,519	$107,108
Sacha Lainovic	$37,589	$69,519	$107,108
Christopher J. Sobecki	$37,589	$69,519	$107,108

(1)	Stock awards consist solely of awards of Common Stock subject to certain transfer restrictions. The amounts shown represent the aggregate grant date fair value of stock awards granted in fiscal 2013 calculated in accordance with applicable accounting standards. The grant date fair value for each stock award granted to each director on January 2, 2013 was $9,507; April 1, 2013 was $9,285; July 1, 2013 was $9,543; September 30, 2013 was $9,305; and December 15, 2013 was $31,880, in each case based solely on the closing price of our Common Stock on the date of the grant or, if the market was closed on the date of the grant, the last trading day that immediately preceded the date of the grant. The stock award granted on January 2, 2013 was for compensation earned for the fourth quarter of fiscal 2012.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Effective as of December 1, 2013, the Board of Directors elected Dr. Altschuler to serve as a member of the Compensation Committee, filling the vacancy resulting from the passing of Mr. Bard on November 10, 2013. Therefore, the cash portion of Dr. Altschuler’s compensation reflects pro-rated fees earned for his service as a member of the Compensation Committee from the date of his election.

(5)	Mr. Bard, Chair of the Audit Committee and a member of the Compensation Committee, passed away on November 10, 2013. Therefore, the amounts reported for Mr. Bard reflect pro-rated fees earned and stock awards granted for his services through the date of his passing. In addition, the portion of Mr. Bard’s compensation for the fourth quarter of fiscal 2013 which was payable in stock was paid in cash.

(6)	Ms. Elkins has been a director and member of the Audit Committee since March 30, 2014 and therefore received no compensation for fiscal 2013.

(7)	Effective as of December 1, 2013, the Board of Directors elected Ms. Evans to serve as the Chair of the Audit Committee, filling the vacancy resulting from the passing of Mr. Bard on November 10, 2013. Therefore, the cash portion of Ms. Evans’ compensation reflects pro-rated fees earned for her service as Chair of the Audit Committee from the date of her election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 1, 2014 by (i) beneficial owners of more than 5% of the Company’s Common Stock, (ii) our Chief Executive Officer and each of our other named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Exchange Act, (iii) each of our directors and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Common Stock subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2014 and (ii) shares of our Common Stock issuable upon the vesting of RSUs held by that person within 60 days of February 1, 2014 are deemed issued and outstanding. These shares, however, are not deemed issued and outstanding for purposes of computing percentage ownership of each other shareholder.

Our capital consists of our Common Stock and our preferred stock. As of February 1, 2014, there were 56,426,741 shares of our Common Stock outstanding and zero shares of our preferred stock outstanding. None of the shares held by our directors or executive officers has been pledged as security.

Except as otherwise indicated in the footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	As of February 1, 2014
Name of Beneficial Owner	Amount of Beneficial Ownership of Common Stock	Percent of Class
Artal Group S.A.(1)	28,749,089	50.95%
FMR LLC(2)	5,826,640	10.33%
Capital Research and Management Company(3)	4,897,000	8.68%
First Manhattan Co.(4)	3,616,175	6.41%
James R. Chambers(5)	6,720	*
David P. Kirchhoff	—	—
Nicholas P. Hotchkin(5)	4,090	*
Lesya Lysyj	—	—
Michael Basone	—	—
Bruce Rosengarten	—	—
Raymond Debbane(6)(7)	15,590	*
Steven M. Altschuler(6)	3,147	*
Philippe J. Amouyal(6)	15,590	*
Cynthia Elkins	—	—
Marsha Johnson Evans(6)	22,982	*
Jonas M. Fajgenbaum(6)	15,590	*
Sacha Lainovic(6)	15,590	*
Christopher J. Sobecki(6)	15,590	*
All directors and executive officers as a group (13 persons)(8)	144,183	*

*	Amount represents less than 1% of outstanding Common Stock.

(1)

The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A (Amendment No. 9) filed jointly with the SEC on December 19, 2013 by Westend S.A. (“Westend”), Stichting Administratiekantoor Westend (the “Stichting”), Mr. Pascal Minne, Artal Holdings Sp. z o.o., Succursale de Luxembourg (“Artal Holdings”), and Artal International Management S.A. (“Artal International Management”), (ii) a Schedule 13G/A (Amendment No. 5) filed jointly with the SEC on December 19, 2013 by Artal Group S.A., Artal International S.C.A. and Artal Luxembourg S.A. and (iii) other information known to us. Mr. Minne is the sole member of the board of the Stichting. The Stichting is the parent of Westend. Westend is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal

International Management and Artal International S.C.A. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A. As of December 19, 2013, Artal Luxembourg S.A. was the record owner of 28,749,089 shares following the transfer of such shares from Artal Holdings. As a result of the foregoing, Artal International S.C.A., Artal International Management, Artal Group S.A., Westend, the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our shares held of record by Artal Luxembourg S.A. The address of Artal Luxembourg S.A. is 10-12 Avenue Pasteur, L- 2310 Luxembourg, Luxembourg. The address of Westend, Artal Group S.A., Artal International Management and Artal International S.C.A. is the same as Artal Luxembourg S.A. The address of the Stichting is De Boelelaan 7, 1083 HJ Amsterdam, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, 1000 Bruxelles, Belgium.

(2)	The information concerning FMR LLC is based on a Schedule 13G filed with the SEC on January 10, 2014 by FMR LLC. FMR LLC has sole voting power over 3,556 shares and sole dispositive power over 5,823,084 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)	The information concerning Capital Research and Management Company is based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 13, 2014 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital Research Global Investors has sole voting power and sole dispositive power over 4,897,000 shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)	The information concerning First Manhattan Co. is based on a Schedule 13G filed with the SEC on February 14, 2014 by First Manhattan Co. First Manhattan Co. has sole voting power and sole dispositive power over 109,900 shares, shared voting power over 2,782,474 shares and shared dispositive power over 3,506,275 shares. The address for First Manhattan Co. is 399 Park Avenue, New York, New York 10022.

(5)	The number of shares beneficially owned includes shares issuable in connection with RSUs that vest within 60 days after February 1, 2014 and shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2014, and is as follows: Mr. Chambers, 6,348 shares; and Mr. Hotchkin, 3,846 shares.

(6)	The number of shares beneficially owned by the directors that are subject to transfer restrictions until that person is no longer serving on the Board of Directors, is as follows: Mr. Debbane, 15,590 shares; Dr. Altschuler, 3,147 shares; Mr. Amouyal, 15,590 shares; Ms. Evans, 15,434 shares; Mr. Fajgenbaum, 15,590 shares; Mr. Lainovic, 15,590 shares; and Mr. Sobecki, 15,590 shares.

(7)	Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management, which is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Mr. Debbane disclaims beneficial ownership of all shares held of record by Artal Luxembourg S.A.

(8)	The number of shares beneficially owned includes an aggregate of 37,739 shares that are either issuable in connection with RSUs that vest within 60 days after February 1, 2014 or subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2014.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Review, Approval or Ratification of Related Person Transactions

The Company’s Code of Business Conduct and Ethics, as amended, sets forth the Company’s policies for the review, approval and ratification of transactions with related persons. The procedures cover related person transactions between the Company and the directors and executive officers or their immediate family members. More specifically, the procedures cover any transaction or arrangement in which the Company is a party and in which a related person has a direct or indirect material interest.

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal department is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether a related person has a direct or indirect material interest in the transaction. The Board of Directors reviews and approves or ratifies any related person transaction that is required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act. In the course of its review and approval or ratification of a related person transaction, the Board of Directors considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board of Directors deems appropriate.

Transactions with Related Persons

Registration Rights Agreement

Simultaneously with the closing of our acquisition by Artal in 1999, we entered into a Registration Rights Agreement with Artal and H.J. Heinz Company (“Heinz”). The Registration Rights Agreement grants Artal the right to require us to register shares of our Common Stock for public sale under the Securities Act of 1933, as amended, (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. The Invus Group, LLC (“Invus”) is the exclusive investment advisor to Artal. The principals of Invus have received customary compensation from Artal in connection with transactions under this Registration Rights Agreement. Certain of our directors, Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum and Mr. Sobecki, are principals of Invus. Until December 31, 2006, when he became a co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Mr. Lainovic was a principal of Invus. Mr. Debbane is also the Chief Executive Officer and a director of Artal Group S.A.

Corporate Agreement

We entered into a Corporate Agreement with Artal in November 2001 which was amended in July 2005. We agreed that so long as Artal beneficially owns 10% or more, but less than a majority, of our then outstanding voting stock, Artal will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on the Board of Directors. This right to nominate directors will not restrict Artal from nominating a greater number of directors.

We also agreed with Artal that both we and Artal have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the Corporate Agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal and us, the officer or director has no duty to present that opportunity to Artal, and we will have the sole right to pursue the transaction if the Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal and us, the officer or director will have a duty to present that opportunity to Artal, and Artal will have the sole right to pursue the transaction if Artal so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal, and we may pursue the transaction if the Board of Directors so determines. If any officer, director or advisor of Artal who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal and us, none of the officer, director, advisor, or Artal has a duty to present that opportunity to us, and Artal may pursue the transaction if it so determines.

If Artal transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal has under the Corporate Agreement by virtue of its ownership of our voting stock, subject to Artal’s option not to transfer those rights.

OTHER MATTERS

Other Matters

The Board of Directors knows of no other business that will be presented to shareholders at the 2014 Annual Meeting for a vote. If other matters properly come before the 2014 Annual Meeting, the persons named as proxies will vote on them in accordance with their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our Common Stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. Based on our records and written representations from our directors and officers, we believe that all such Reporting Persons complied with all Section 16(a) filing requirements in fiscal 2013.

Procedures for Submitting Shareholder Proposals

The Company currently intends to hold its next annual meeting of shareholders in May 2015.

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s 2015 proxy statement and proxy card by submitting their proposals to the Company on or before December 4, 2014. In addition, all shareholder proposals requested to be included in the Company’s proxy statement and proxy card must also comply with the requirements set forth in the federal securities laws, including Rule 14a-8, in order to be included in the Company’s proxy statement and proxy card for the 2015 annual meeting of shareholders.

In addition, the Company’s Bylaws establish an advance notice procedure with regard to certain matters, including nominations of persons for election as directors and shareholder proposals included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary date of the proxy statement in connection with the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the Company’s 2015 annual meeting of shareholders, such a proposal must be received by the Company on or after November 4, 2014 but no later than December 4, 2014. If the date of the annual meeting is more than 30 days earlier or later than the anniversary date of the prior year’s annual meeting, notice must be received not less than 60 days prior to such annual meeting. So long as Artal owns a majority of our Common Stock, notice by Artal shall be timely and proper if delivered in writing or orally at least five business days prior to the date the Company mails its proxy statement in connection with the annual meeting of shareholders with respect to the nomination of a director and at any time prior to the annual meeting with respect to any other proposal. Copies of the Company’s Bylaws may be obtained free of charge by contacting the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700.

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

Shareholders of Record with Multiple Accounts

SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside. Each shareholder continues to receive a separate proxy card. This procedure is referred to as “householding.” While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. The Company will deliver promptly a separate copy of the proxy statement and annual report to any shareholder who sends a written or oral request to the Company at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700. Similarly, if a shareholder shares an address with another shareholder and has received multiple copies of the Company’s proxy statement or annual report, he or she may write or call the Company at the above address or phone number to request a single copy of these materials.

Annual Report and Other Corporate Documents

The Annual Report to Shareholders covering fiscal 2013 has been mailed together with the proxy solicitation material. The Annual Report does not form any part of the material for the solicitation of proxies.

Corporate information and our press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments thereto, are available without charge on our website at www.weightwatchersinternational.com as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC (i.e., generally the same day as the filing). Copies of our Annual Report on Form 10-K for fiscal 2013, including financial statements and schedules thereto, filed with the SEC, as well as our Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Code of Business Conduct and Ethics, are also available without charge to shareholders upon written request addressed to Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010.

By Order of the Board of Directors,

Debra Cotter

Secretary

Dated: April 3, 2014

Appendix A

WEIGHT WATCHERS INTERNATIONAL, INC.

2014 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors, advisors and consultants and to motivate such employees, directors, advisors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors, advisors and consultants will have in the welfare of the Company and its Affiliates as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	“Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least 20%, measured by reference to vote or value.

(c)	“Award” means an Option, Stock Appreciation Right, Restricted Stock or Other Stock-Based Award (including, without limitation, Restricted Stock Units), or a Cash Award (as defined under Section 9(c) of this Plan), granted pursuant to the Plan.

(d)	“Beneficial Owner” means “Beneficial Owner” as defined under Rule 13d-3 of the Act.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cash Award” means a “Cash Award” as defined in Section 9(c).

(g)	“Change in Control” means the occurrence of any of the following events:

(i) any “Person” or “Group”, in each case within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 51% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company or the liquidation or dissolution of the Company;

if and only if, as a result of any of the foregoing events set forth in clause (i) or (iii), any Person or Group, other than Artal or any of its affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of its then outstanding securities entitled to vote in the election of members of the Board. For purposes of this definition, “Artal” means Artal Holdings Sp. z o.o.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	“Committee” means the Compensation and Benefits Committee of the Board, or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the Provisions of the Plan. Unless otherwise determined by the Board, the Committee shall consist of no less than two directors, all of whom shall be intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and as “non-employee directors” within the meaning of Rule 16b-3 under the Act.

(j)	“Company” means Weight Watchers International, Inc., a Virginia corporation.

(k)	“Effective Date” means the date the Board approves the Plan.

(l)	“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates, (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Affiliates and (iii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however, that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment for purposes of the Plan.

(m)	“Fair Market Value” means, on a given date, unless otherwise expressly determined by the Committee on or prior to such date, (i) if there should be a public market for the Shares on such date, the closing sales price of the Shares on the New York Stock Exchange (or such other national securities exchange on which the Shares are traded) on such date, or, (ii) if no sale of Shares shall have been reported on the New York Stock Exchange (or such other national securities exchange on which the Shares are traded) on such date, then the closing sales price of the Shares on the New York Stock Exchange (or such other national securities exchange on which the Shares are traded) on the most recent preceding date on which sales of the Shares have been so reported or quoted, or (iii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(n)	“ISO” means an Option that is also an “incentive stock option” within the meaning of Section 422 of the Code granted pursuant to Section 6(d).

(o)	“Other Stock-Based Awards” means “Other Stock-Based Awards” as defined in Section 9(a).

(p)	“Option” means a stock option granted pursuant to Section 6.

(q)	“Option Price” means the purchase price per Share of an Option, as determined pursuant to Section 6(a).

(r)	“Participant” means an employee, director, advisor or consultant of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(s)	“Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(t)	“Plan” means the Weight Watchers International, Inc. 2014 Stock Incentive Plan, as amended from time to time.

(u)	“Restricted Stock” means any Share granted pursuant to Section 8.

(v)	“Restricted Stock Unit” means an Other Stock-Based Award representing a contractual right to receive a Share, as described under Section 8(e).

(w)	“Shares” means shares of Common Stock of the Company, no par value per share.

(x)	“Stock Appreciation Right” means a stock appreciation right as defined in Section 7(b).

(y)	“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3.	Shares Subject to the Plan

(a)	The total number of Shares that may be issued under the Plan is 3.5 million, all of which may be granted as ISOs. The maximum number of Shares subject to Options or Stock Appreciation Rights which may be granted during a calendar year to any Participant shall be 875,000. The maximum amount of Performance-Based Awards that may be granted during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are denominated or payable in Shares, 584,000 Shares and (y) with respect to Performance-Based Awards that are not denominated or payable in Shares, $5 million. The maximum number of shares of Common Stock subject to Awards granted during a calendar year to any non-employee director, taken together with any cash fees paid to such non-employee director during the calendar year, shall not exceed $400,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Award granted in a previous calendar year).

(b)	The Shares may consist, in whole or in part, of unissued Shares or Shares that the Company has reacquired, bought on the market or otherwise. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards (or portions thereof) that terminate or lapse without the payment of consideration may be granted again under the Plan. Additionally, Shares withheld by the Company to satisfy any tax withholding obligation may be granted again under the Plan.

4.	Administration

(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, to the extent permitted under applicable law and the applicable rules of any listing exchange, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, that such grants are consistent with guidelines established by the Committee from time to time and the Plan. Notwithstanding the foregoing, the Board may, in its sole discretion, take any action delegated to the Committee under the Plan that it deems necessary or desirable for the administration of the Plan.

(b)

The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting or forfeiture conditions with respect to outstanding Awards). Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates, or a company acquired by the

Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. Unless the Committee specifies otherwise, a Participant may elect to pay a portion or all of such withholding taxes by any of the following means (or by a combination of such means): (i) delivering owned and unencumbered Shares to the Company (subject to any requirements the Committee may impose); (ii) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant; or (iii) tendering a cash payment to the Company.

5.	Limitations

(a)	No Award may be granted under the Plan after the tenth anniversary of the Effective Date; however, Awards granted prior to such tenth anniversary may extend beyond such tenth anniversary.

(b)	Except as otherwise permitted under Section 10, neither the Option Price of an Option nor the exercise price of any Stock Appreciation Right, once granted hereunder, may be repriced without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Option Price or the terms of a Stock Appreciation Right to lower the exercise price; (ii) any other action that is treated as a “repricing” under U.S. generally accepted accounting principles; and (iii) repurchasing for cash or cancelling an Option in exchange for another Award at a time when the Option Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 10.

(c)	If any payments or benefits that the Company would otherwise be required to provide under this Plan cannot be provided in the manner contemplated herein or under the applicable plan without subjecting a Participant to income tax under Code Section 409A, the Company shall provide such intended payments or benefits to such Participant in an alternative manner that conveys an equivalent economic benefit to that Participant (without materially increasing the aggregate cost to the Company).

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, non-qualified or ISOs for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing and the following terms and conditions, and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time(s) and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company from the Participant, together with provision for payment of the aggregate Option Price in accordance with this Section 6(c) and the satisfaction of any applicable tax withholdings. The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check or wire transfer); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in such Shares; (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, in each case in accordance with applicable laws; or (v) to the extent permitted by the Committee, through “net settlement” in Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full the aggregate Option Price for such Shares (and satisfied any tax withholding requirements) and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)	ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who (i) is not an employee of the Company or any of its Subsidiaries or (ii) at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the tenth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall notify the Company of such disposition and of the amount realized upon such disposition, and the Company and the Participant shall cooperate to ensure all applicable withholding and other taxes are paid. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person or entity) due to the failure of an Option to qualify for any reason as an ISO.

(e)	Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay an Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of Beneficial Ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Stock Appreciation Rights

(a)

Grants. The Committee may grant (i) a Stock Appreciation Right (as defined in clause (b) below) independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

(b)	Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted; provided, however, that notwithstanding the foregoing, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. A “Stock Appreciation Right” granted independently of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share of the Stock Appreciation Right, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right. A “Stock Appreciation Right” granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised (but exercisable) Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price, multiplied by (ii) the number of Shares covered by the related Option, or portion thereof, which is surrendered. Payment of any exercised Stock Appreciation Rights shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. Unless otherwise provided pursuant to a form of exercise in accordance with procedures approved by the Committee or its designees, the date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c)	Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem appropriate.

8.	Terms and Conditions of Restricted Stock and Restricted Stock Units

(a)	Grants. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be granted to each Participant, the duration of the period during which any restrictions may remain imposed on such Shares, and the conditions, if any, under which, this “Restricted Stock” may be forfeited to the Company, and any other terms and conditions of such Restricted Stock as the Committee may determine in its sole discretion.

(b)	Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c)	Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to the vesting of the Restricted Stock pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion.

(d)	Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock or Restricted Stock Units granted under this Section 8 may, at the discretion of the

Committee, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). The restrictions applicable to such Awards shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the criteria set forth in Section 9(b). The Committee shall determine in its discretion whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares.

(e)	Restricted Stock Units. Awards of Restricted Stock Units may also be granted hereunder, such that the underlying Shares shall be credited to a bookkeeping account with the Company, with actual Shares not to be issued unless and until such Restricted Stock Unit has become vested and the underlying Shares are deliverable pursuant to the terms of such Award. The applicable Award agreement shall set forth the vesting and delivery restrictions and other terms and conditions governing the Award. At the discretion of the Committee, the Award agreement may provide that each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share (“Dividend Equivalents”). In such case, the Award agreement may provide that Dividend Equivalents may be (i) currently paid to the Participant, (ii) credited to the Participant’s bookkeeping Restricted Stock Unit account, and interest may be credited on the amount of cash Dividend Equivalents so credited (at a rate and subject to such terms as determined by the Committee), or (iii) credited to the Participant’s bookkeeping Restricted Stock Unit account without interest. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividends Equivalents. Restricted Stock Units and the Shares underlying such Restricted Stock Units shall be subject to all applicable provisions of the Plan, including, without limitation, provisions relating to the adjustment of Awards for splits, mergers, or other corporate transactions.

9.	Other Awards

(a)	Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may also include Dividend Equivalent rights. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)

Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability or revenue of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return; (xx) customer satisfaction; (xxi) credit rating; (xxii) closing of corporate transactions and (xxiii) completion or attainment of products or projects. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code (or any successor section thereto), elect to defer payment of a Performance-Based Award. Any associated dividends or Dividend Equivalents that may be earned with respect to a Performance-Based Award (including, without limitation, on any Awards of Restricted Stock or Restricted Stock Units that are intended to qualify as Performance-Based Awards) will not be paid unless and until the corresponding portion of the underlying Award is earned.

(c)	Cash Awards. Notwithstanding anything to the contrary provided herein, the Company may also make awards of cash to Participants in a manner which is intended to allow such awards to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (such awards, “Cash Awards”). Cash Awards shall be provided for pursuant to the procedures set forth in Section 9(b) regarding the grant, determination and payment of the Performance-Based Award. Any provision of this Plan notwithstanding, in no event shall any Participant who is a “covered employee” within the meaning of Section 162(m) of the Code (or any successor section thereto) receive payment of a Cash Award under this Plan in respect of any performance period in excess of $5 million, and the Committee shall have the right, in its absolute discretion, to reduce or eliminate the amount of any Cash Award otherwise payable to any Participant under this Plan based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate.

10.	Adjustments Upon Certain Events

In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof, the Committee shall (i) adjust the number and kind of shares subject to the Plan and available for or covered by Awards, (ii) adjust the share prices related to outstanding Awards, and/or

(iii) take such other action (including, without limitation providing for the payment of a cash amount to holders of outstanding Awards in cancellation of any such Awards), in each case as it deems reasonably necessary to address, on an equitable basis, the effect of the applicable corporate event on the Plan and any outstanding Awards; provided, however, that the Committee may, upon the consummation of the transactions constituting a Change in Control, cancel without consideration any outstanding Option or Stock Appreciation Right having an Option Price or exercise price, respectively, that is greater than the per share consideration received by a holder of Common Stock in such transaction. Any such adjustment made or action taken by the Committee in accordance with the preceding sentence shall be final and binding upon Participants and upon the Company.

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant. No Participant or other person or entity shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. In no event shall an Award be transferrable for value. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 10), increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Awards that may be granted to any Participant, (b) except as is permitted under Section 10, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan or (c) with respect to Section 5(b) (except as is provided in Section 10), relating to repricing of Options or Stock Appreciation Rights, to permit such repricing; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code (or any successor section thereto), the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Section 409A of the Code.

(a)	Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(b)	Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c)	Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (i) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (ii) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

17.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

18.	Administration by the Board

In accordance with Section 4, the Board shall be authorized and shall have the power to act on behalf and in lieu of the Committee with respect to the matters contained in this Plan.

19.	Choice of Law

The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of New York, and except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

20.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

21.	Awards Subject to the Plan

In the event of a conflict between any term or provision contained in the Plan and a term or provision contained in any Award agreement, the applicable terms and provisions of the Plan will govern and prevail.

22.	Fractional Shares

Notwithstanding other provisions of the Plan or any Award agreements thereunder, the Company shall not be obligated to issue or deliver fractional Shares pursuant to the Plan or any Award and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated or otherwise eliminated with, or without, consideration.

23.	Severability

If any provision of the Plan or any Award is, or becomes or is deemed to be invalid, illegal, unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 5, 2014.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/WTW. • Or scan the QR code with your smartphone. • Follow the steps outlined on the secure website.

    Vote by telephone

•     Call 1-800-652-VOTE (8683) (toll free within the United States, U.S. territories and Canada) or 1-781-575-2300 (collect) any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors unanimously recommends a vote FOR all the nominees listed in Proposals 1 and 2, FOR
		Proposal 3, FOR Proposal 4, and FOR Proposal 5.	+

1. Election of Class I Directors:	To elect three members to the Board of Directors to serve for a three-year term as Class I Directors.

	For	Withhold		For	Withhold		For	Withhold

01 - Raymond Debbane	☐	☐	02 - Cynthia Elkins	☐	☐	03 - Jonas M. Fajgenbaum	☐	☐

2. Election of Class III Directors:	To elect one member to the Board of Directors to serve for a two-year term as Class III Director.

	For	Withhold

04 - James R. Chambers	☐	☐

	For	Against	Abstain		For	Against	Abstain
3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.	☐	☐	☐	4. To approve the Company’s 2014 Stock Incentive Plan.	☐	☐	☐

	For	Against	Abstain
5. Advisory vote to approve the Company’s named executive officer compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — WEIGHT WATCHERS INTERNATIONAL, INC.	+

2014 Annual Meeting of Shareholders to be held on May 6, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints James R. Chambers and Nicholas P. Hotchkin, and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Weight Watchers International, Inc. (the “Company”) that the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 6, 2014, and at all adjournments and postponements thereof, upon the matters set forth in the Notice of 2014 Annual Meeting of Shareholders and Proxy Statement dated April 3, 2014, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments and postponements thereof.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees for Class I and Class III director to the Board of Directors; “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014; “FOR” the approval of the Company’s 2014 Stock Incentive Plan (the “2014 Plan”); and “FOR” the advisory approval of the compensation of the Company’s named executive officers.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2; “FOR” THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3; “FOR” THE APPROVAL OF THE COMPANY’S 2014 PLAN IN PROPOSAL 4; AND “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IN PROPOSAL 5.

YOUR VOTE IS IMPORTANT TO US. PLEASE VOTE BY USING THE INTERNET OR TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU PLAN TO ATTEND THE 2014 ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE MARK THE APPROPRIATE BOX.

CONTINUED ON REVERSE SIDE

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.
Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. A corporation or partnership must sign its full name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+